Exhibit 10.1

CREDIT AGREEMENT

dated as of August 9, 2022

among

EMCORE CORPORATION, and

CERTAIN OF ITS DOMESTIC SUBSIDIARIES,

as Borrowers,

THE LENDERS PARTY HERETO,

and

WINGSPIRE CAPITAL LLC,
as Administrative Agent

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SCHEDULES:

Schedule 1.1	Mortgage Requirement
Schedule 2.1	Commitments
Schedule 4.1(e)	Closing Date Collateral Documents
Schedule 5.6	Litigation
Schedule 5.7	Environmental Matters
Schedule 5.13	Subsidiaries; Equity Interests
Schedule 5.16(a)	UCC Filing Offices
Schedule 5.19	Material Owned Real Property
Schedule 6.17	Certain Post-Closing Obligations
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.4	Existing Investments
Schedule 7.9	Existing Transactions with Affiliates Existing Restrictions
Schedule 10.4	Competitors

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Borrowing Request
Exhibit D-1	Form of Revolving Loan Note
Exhibit D-2	Form of Term Loan Note
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Subsidiary Joinder Agreement

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Exhibit G-1	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-2	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-3	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-4	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes

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CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of August 9, 2022 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), is entered into among EMCORE CORPORATION, a New Jersey corporation (the “Company”), the Domestic Subsidiaries of the Company from time to time party hereto as “Borrowers” (the Company, together with such Domestic Subsidiaries each, individually, a “Borrower” and jointly, severally, and collectively, the “Borrowers”), the financial institutions from time to time party hereto as lenders (each, a “Lender” and, collectively, the “Lenders”), and WINGSPIRE CAPITAL LLC, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

RECITALS

A.            The Borrowers have requested that the Lenders make loans and other financial accommodations to the Borrowers as more fully set forth herein.

B.            The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1

Definitions and Rules of Construction

Section 1.1      Definitions. As used in this Agreement, the following terms have the meanings specified below:

“ABLSoft” means the electronic and/or internet-based system approved by the Administrative Agent for the purpose of making notices, requests, deliveries, communications and for the other purposes contemplated in this Agreement or otherwise approved by the Administrative Agent, whether such system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person.

“Account” means an “account” as defined in Article 9 of the UCC.

“Account Debtor” has the meaning set forth in the Security Agreement.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in: (a) the acquisition by any Person of (i) all or substantially all of the assets of another Person or (ii) all or substantially all of any business line, unit or division of another Person, (b) the acquisition by any Person (i) of in excess of 50% of the Equity Interests of any other Person, or (ii) otherwise causing any other Person to become a Subsidiary of such Person, or (c) a merger, amalgamation consolidation, or any other combination of any Person with another Person (other than a Person that is a Loan Party or a Subsidiary of a Loan Party) in which a Loan Party or any of its Subsidiaries is the surviving Person.

“Administrative Agent” means has the meaning set forth in the preamble of this Agreement.

“Administrative Agent’s Payment Office” means the Administrative Agent’s office located at Deerfield Corporate Center, 13010 Morris Road, Building One, Suite 175, Alpharetta, GA 30004, or such other office or account as to which the Administrative Agent may from time to time notify the Borrower Agent and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum and (c) Term SOFR on such day plus 1.00 % per annum, provided that the Alternate Base Rate shall at no time be less than the Floor. If the Administrative Agent shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain Term SOFR for any reason the Alternate Base Rate shall be determined without regard to clause (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means the applicable laws, regulations, and sanctions, state and federal, criminal and civil, in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that: (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a financial institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“Anti-Terrorism Laws” has the meaning set forth in Section 5.18(c).

“Applicable Margin” means:

(a)            With respect to the Revolving Loans, (i) in the case of portions thereof designated as SOFR Loans, 3.75% and (ii) in the case of portions thereof designated as Base Rate Loans, 2.75%.

(b)            With respect to the Term Loans, (i) in the case of portions thereof designated as SOFR Loans, 5.50% and (ii) in the case of portions thereof designated as Base Rate Loans, 4.50%.

“Applicable Percentage” means, at any time (a) with respect to any Revolving Lender, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Revolving Commitment and the denominator of which is the aggregate amount of all Revolving Commitments of all Revolving Lenders (provided that if the Revolving Commitments have terminated or expired, the Applicable Percentages of the Revolving Lenders shall be determined based upon the Revolving Exposure of the Revolving Lenders at such time of the determination) and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the applicable Term Loan and the denominator of which is the aggregate outstanding principal amount of all such Term Loans.

“Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, facsimile, ABLSoft or any other equivalent electronic service, whether owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to this Agreement or any other Loan Document, including any financial statement, financial and other report, notice, request, certificate and other information or material; provided, that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that the Administrative Agent specifically instructs a Person to deliver in physical form.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Lines of Business” means, collectively, (a) those lines of business in which the Company and its Subsidiaries operate or which are conducted on the Closing Date and (b) any business or activity that is the same, similar or otherwise reasonably related, ancillary, complementary or incidental thereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4) and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attorney Costs” means, with respect to (a) the Administrative Agent, all reasonable and documented fees and out-of-pocket expenses, charges, disbursements and other charges of counsel to the Administrative Agent, and (b) the Credit Parties other than the Administrative Agent, all reasonable and documented fees and out of pocket expenses, charges, disbursements and other charges of one law firm (and one local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter to the extent reasonably necessary) for such Credit Parties and, solely in the case of an actual or potential conflict of interest, one additional counsel (and one additional local counsel in each relevant jurisdiction one special or regulatory counsel for each relevant subject matter to the extent reasonably necessary) for such Credit Parties affected by such conflict of interest.

“Attributable Indebtedness” means, at any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capitalized Lease.

“Availability” means, at any time, the difference of (a) the lesser of (i) Revolving Credit Maximum Amount, and (ii) the Borrowing Base at such time, less (b) the amount of the Total Revolving Outstandings at such time.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and, if different, the date of the termination of the Revolving Commitments in accordance with the provisions of this Agreement.

"Average Liquidity" means, for any period, the average of Liquidity for each Business Day during such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United State Code or any similar federal or state law for the relief of debtors.

“Base Rate Loan” means a Loan bearing interest based on the Alternate Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.3(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and Borrower Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than the Floor, the Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Borrower Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness, non-compliance, or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c).

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b) .

“Beneficial Ownership Certification” means, with respect to any Loan Party, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association or such other form satisfactory to the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” and “Borrowers” have the meanings set forth in the Preamble.

“Borrower Agent” has the meaning set forth in Section 10.19.

“Borrowing” means a borrowing consisting of Revolving Loans or Term Loans made on the same day by the Lenders (or Administrative Agent on behalf thereof) or by Administrative Agent in the case of an Overadvance or a Protective Advance.

“Borrowing Base” means, as at any date of determination thereof, an amount equal to the sum of:

(a)            90% of the net amount of Eligible Accounts; plus

(b)            the lesser of (i) 70% of the value of Eligible Inventory at such date and (ii) 90% of the NOLV of Eligible Inventory at such date; minus

(c)            Reserves.

For purposes hereof, (1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Administrative Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, (2) the value of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP and (3) the Administrative Agent reserves the right to modify the Borrowing Base (including advance rates and eligibility criteria) in its Permitted Discretion until receipt of a field examination subsequent to the Closing Date satisfactory to the Administrative Agent.

“Borrowing Base Certificate” means a certificate executed by a responsible officer of the Borrower Agent, on its own behalf and on behalf of all other Borrowers, substantially in the form of Exhibit B (or such other form as may be agreed to by the Administrative Agent) setting forth the calculation of the Borrowing Base (including each component thereof), in form and substance satisfactory to the Administrative Agent.

“Borrowing Request” has the meaning set forth in Section 2.2(b).

“Business Day” means any day other than a Saturday, Sunday or day on which banks in Atlanta, Georgia are authorized or required by law to close.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries (it being understood that “Capital Expenditures” shall not include any portion of the purchase price of a Permitted Acquisition).

“Capitalized Lease Obligations” means, at any time of determination, the amount of the liabilities in respect of Capitalized Leases that would at such time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be capitalized in accordance with GAAP.

“Cash Dominion Trigger Event” means either of (a) the occurrence of an Event of Default, or (b) Liquidity being less than $12,500,000 for a period of three (3) consecutive Business Days.

“Cash Dominion Trigger Period” means the period commencing on the occurrence of a Cash Dominion Trigger Event and continuing until the date that (a) no Event of Default shall be continuing and (b) Liquidity is greater than or equal $12,500,000 for a period of at least 30 consecutive calendar days.

“Cash Equivalents” means each of the following:

(a)            debt obligations maturing within one year from the date of acquisition thereof to the extent the principal thereof and interest thereon is backed by the full faith and credit of the United States;

(b)            commercial paper maturing within nine months from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c)            certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts or issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state, commonwealth or other political subdivision thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or, to the extent not otherwise included, any Lender, and which is rated at least A-2 by S&P and P-2 by Moody’s in the note or commercial paper rating category;

(d)            repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and

(e)            money market mutual funds, substantially all of the investments of which are in cash or investments contemplated by clauses (a), (b) and (c) of this definition.

“Cash Management Services” means, collectively, (a) commercial debit or credit cards, merchant card processing and other services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft, lockbox and electronic or automatic clearing house fund transfer services, return items, sweep and interstate depository network services, foreign check clearing services), and (c) any other demand deposit or operating account relationships or other cash management services.

"Cash Report" means, for the applicable date or period of determination, a calculation as to Borrowers' Unrestricted Cash as of such date or for such period (together with copies of all applicable bank statements then available to Borrowers).

“Casualty or Condemnation Event” means any event that gives rise to the receipt by any Loan Party or any of its Subsidiaries of insurance proceeds or condemnation awards arising from any damage to, destruction of, or other casualty or loss involving, or any seizure, condemnation, confiscation or taking under power of eminent domain of, or requisition of title or use of or relating to or in respect of, any inventory, equipment, fixed assets or Real Property (including any improvements thereon) of such Loan Party or Subsidiary.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) any new, or adjustment to, requirements prescribed by the Board of Governors for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Administrative Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate, or Term SOFR, or (d) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by any Credit Party; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)            any Person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date) shall own directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of the Company on a fully diluted basis; or

(b)            the Company shall fail to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Liens created pursuant to any Loan Document), 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each of its Domestic Subsidiaries that are Borrowers hereunder (or such lesser percentage as may be owned, directly or indirectly, as of the Closing Date or the later acquisition thereof) except where such failure is as a result of a liquidation or dissolution of any such Domestic Subsidiary permitted under Section 7.3 or any other transaction permitted by this Agreement or any other Loan Document.

“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).

“Code” means the Internal Revenue Code of 1986, and the rules and regulations issued thereunder.

“Collateral” means all the “Collateral” as defined in the Collateral Documents and all other property of whatever kind and nature pledged or charged, or purported to be pledged or charged, as collateral under any Collateral Document, including the Mortgaged Properties; provided that in no event shall the Collateral include any Excluded Asset.

“Collateral Access Agreement” means each landlord waiver, bailee waiver or other agreement between the Administrative Agent and any third party (including any bailee, assignee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any Real Property where any Collateral is located, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)            the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.1, or, following the Closing Date, pursuant to pursuant to Section 6.16 or Section 6.12, duly executed by each applicable Loan Party;

(b)            all Obligations shall have been unconditionally guaranteed jointly and severally on a senior basis by the Guarantors;

(c)            except to the extent otherwise provided hereunder (including, without limitation, Sections 6.12 and 6.16) or under any Collateral Document, the Obligations shall have been secured by a perfected first priority (subject only to Liens permitted under Section 7.2) security interest in all Collateral of each Loan Party;

(d)            as of the Closing Date only (or, in the case of a Person that becomes a Loan Party after the Closing Date, as of the date such Person is required to become a Loan Party pursuant to the terms of this Agreement) the Administrative Agent shall have received the Perfection Certificate (or a joinder thereto) from each Loan Party; and

(e)            except to the extent otherwise provided hereunder (including, without limitation, Sections 6.12 and 6.16) or under any Collateral Document, the Mortgage Requirement shall have been satisfied with respect to any Material Owned Real Property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as the Administrative Agent agrees in writing that the cost of creating or perfecting such pledges or security interests (including, without limitation, with respect to tax liabilities, title insurance, and flood insurance) in such assets shall be excessive in relation to the practical benefits to be obtained by the Lenders therefrom.

“Collateral Documents” means, collectively, the Security Agreement, each account control agreement executed and delivered pursuant to and in connection with this Agreement, each Mortgage, each Collateral Access Agreement, each Copyright Security Agreement, each Patent Security Agreement, each Trademark Security Agreement, and each other security agreement, instrument or other document executed or delivered pursuant to and in connection with this Agreement to secure the Obligations.

“Commitment” means with respect to any Lender, such Lender’s Revolving Commitment and Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.) and any successor statute.

“Company” has the meaning set forth in the preamble to this Agreement.

“Competitor” means any Person that is a bona fide competitor of any Loan Party and is listed on Schedule 10.4 (as amended from time to time to add any Person that becomes a competitor, pursuant to a written supplement to Schedule 10.4 that is delivered by the Borrower after the date hereof to the Administrative Agent, which supplement shall become effective two Business Days after the date on which such written supplement is delivered to the Administrative Agent, but shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments as permitted herein) or any reasonably identifiable Affiliate of such Person; provided, however, no such written supplement may increase the number of “Competitors” listed on Schedule 10.4 beyond ten (10) in the aggregate (it being understood and agreed that, for purposes of the calculation of such aggregate number of Competitors, Competitors shall exclude any Person that the Company has designated as no longer being a Competitor by written notice delivered to the Administrative Agent from time to time); and provided, further, for the avoidance of doubt, no Lender or Affiliate of a Lender shall be deemed a Competitor so long as such Lender or Affiliate of a Lender was not identified as a Competitor as set forth herein prior to the time it becomes a Lender.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit E.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption, or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Payment Date,” or any similar or analogous definition (or the addition of a concept of “interest period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to the Company and its Subsidiaries for any period, the Consolidated Net Income of the Company and its Subsidiaries for such period:

(a)            increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such period:

(i)            federal, state, local and foreign income or franchise taxes paid or payable in cash during such period; plus

(ii)            Consolidated Interest Expense; plus

(iii)            consolidated depreciation and amortization expense; plus

(iv)            non-cash losses and non-cash charges (excluding any such non-cash loss or charge (A) to the extent that it represents an accrual or reserve for a protentional cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period and (B) relating to a write-down, write off or reserve with respect to accounts receivable or inventory); plus

(v)            any unusual, one-time, extraordinary or non-recurring losses; plus

(vi)            fees, expenses and costs relating to the Initial Acquisition and the Transactions (not in excess of $5,000,000) incurred within six months after the Closing Date; plus

(vii)            fees, expenses and costs relating to any contemplated or consummated Permitted Acquisition (other than the Initial Acquisition) or other Investment permitted hereunder or any Dispositions permitted hereunder (in each case whether or not consummated) in an amount not to exceed $1,500,000 in any Fiscal Year; plus

(viii)            the net cash proceeds actually received from any business interruption insurance; plus

(ix)            any fees, expenses and costs paid or incurred in connection with this Agreement, amendments, restatements, supplements, waivers, consents or other modifications thereto in an amount not to exceed $1,500,000 in any Fiscal Year; plus

(x)            subject to the Administrative Agent’s prior written consent in its Permitted Discretion, any restructuring costs (including synergies, cost-savings measures, severance, relocation and retention expenses), integration costs, and write-offs of intangibles in connection with any Permitted Acquisition or other Investment permitted hereunder or any Disposition permitted hereunder, so long as such costs do not exceed, together with any adjustments made pursuant to clause (xi) below, 20% of Consolidated EBITDA (calculated before giving effect to such adjustments); plus

(xi)            subject to the Administrative Agent’s prior written consent in its Permitted Discretion, pro forma “run-rate” of cost savings, operating expense reductions, charges attributable to the undertaking and/or implementation of cost savings initiatives and improvements, business optimization and other restructuring and integration charges, and other synergies (without duplication of any amounts added back pursuant to clause (x) above) projected by the Company in good faith to result from actions taken or reasonably expected to be taken within 18 months following the date of determination (calculated on a pro forma basis as though such net cost savings, operating expense reductions, charges and other synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (x) such net cost savings, operating expense reductions or other synergies are reasonably identifiable (in the good faith determination of the Company) and quantifiable so long as such net cost savings, operating expense reductions and charges do not exceed, together with any adjustments made pursuant to clause (x) above, 20% of EBITDA (calculated before giving effect to such adjustments); plus

(xii)            costs, expenses and charges incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and

(b)            decreased (without duplication) by the following, in each case, to the extent taken into account (or added back) in computing Consolidated Net Income for such period:

(i)            interest income to the extent received in cash or otherwise during such period and not previously received in non-cash consideration that had decreased Consolidated EBITDA in a period prior to such period; plus

(ii)            any unusual, one-time, extraordinary or non-recurring gains; plus

(iii)            any gain realized in connection with the sale or Disposition of assets other than in the ordinary course of business or the Disposition of any securities or the extinguishment of any Indebtedness.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Company and its Subsidiaries for any calculation period specified in Section 7.12, the ratio of (a) Consolidated EBITDA minus the aggregate amount of all Capital Expenditures made in cash during such period (except to the extent financed with the proceeds of Indebtedness (other than a Revolving Borrowing)), minus Restricted Payments made by the Company in cash during such period, minus income or franchise taxes of the Company and its Subsidiaries paid or payable in cash during such period to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for the Company and its Subsidiaries for any period, the sum, without duplication, of each of the following determined on a consolidated basis in accordance with GAAP: (a) Consolidated Interest Expense for such period, plus (b) the aggregate of all scheduled principal payments during such period in respect of Indebtedness (including the principal portion of the Capitalized Lease Obligations).

“Consolidated Interest Expense” means, for the Company and its Subsidiaries for any period, the sum of consolidated total interest expense for such period, whether paid or accrued and whether or not capitalized.

“Consolidated Net Income” means, for the Company and its Subsidiaries for any period, the sum of net income (or loss) for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, to the extent included in determining such net income (or loss) for such period: (a) any income (or loss) of any other Person if such Person is not a Subsidiary of the Company, except to the extent of the aggregate amount of cash actually received by the Company or any of its Subsidiaries as a dividend or other distribution, (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries and (c) the income of any Subsidiary to the extent that the declaration or payment of dividends or distributions by such Subsidiary is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or any equivalent thereof.

“Control Agreement” has the meaning set forth in the Security Agreement.

“Controlled Account” means, as the context may require, a commodity account, deposit account and/or securities account that is subject to a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent, including, for the avoidance of doubt, any Dominion Account.

“Copyright Security Agreement” has the meaning set forth in the Security Agreement.

“Covered Entity” means any of the following:

(a)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Parties” means the Administrative Agent and each of the Lenders.

“Daily Cash Reporting Event” means either of (a) the occurrence of an Event of Default or (b) on the date of the most recent Borrowing Base Certificate that (i) Unrestricted Cash is less than $15,000,000 and (ii) Availability is less than $12,500,000.

“Daily Cash Reporting Period” means the period commencing on the occurrence of a Daily Cash Reporting Event and continuing until the date that (a) no Event of Default shall be continuing and (b) either (i) Unrestricted Cash is equal to or greater than $15,000,000 for five consecutive Business Days or (ii) Availability is equal to or greater than $12,500,000 for five consecutive Business Days.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, with respect to any Loans and other Obligations, a rate of interest equal to the Alternate Base Rate plus the highest Applicable Margin applicable to Base Rate Loans plus 2.00% per annum.

“Default Right” has the meaning set forth in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.7(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower Agent or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower Agent, to confirm in writing to the Administrative Agent and the Borrower Agent that it will comply with its prospective funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Agent, or (d) has, or has a direct or indirect holding company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect holding company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.7(b)) upon delivery of written notice of such determination to the Borrower Agent and each Lender.

“Designated Account” means Borrower Agent’s account #                   maintained at Wells Fargo Bank, N.A. (or such other deposit account of the Borrower Agent that has been designated as such, in writing, by the Borrower Agent to the Administrative Agent).

“Determination Date” means the Closing Date and the first Business Day of each calendar month thereafter.

“Disposition” means, with respect to any Person, the sale, transfer, license, lease or other disposition (including by way of Division, Sale Leaseback or any sale or issuance of Equity Interests by way of a merger or otherwise) by such Person to any other Person, with or without recourse, of (a) any notes or accounts receivable or any rights and claims associated therewith, (b) any Equity Interests of any Subsidiary (other than directors’ qualifying shares), or (c) any other assets; provided, however, that none of the following shall constitute a Disposition: (i) any sale, transfer, license, lease or other disposition (including by way of Division, Sale Leaseback or any sale or issuance of Equity Interests by way of a merger or otherwise) (A) by a Loan Party to another Loan Party, (B) by a Subsidiary to a Loan Party, or (C) by a Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, (ii) the collection of accounts receivable and other obligations in the ordinary course of business and (iii) sales of inventory in the ordinary course of business. Each of the terms “Dispose” and “Disposed” when used as a verb shall have an analogous meaning.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for shares of common stock) pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for shares of common stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

“Disqualified Institution” means any Person that is (a) a Competitor, (b) designated by the Company, by written notice delivered to the Administrative Agent on or prior to the Closing Date, as a disqualified institution or (c) clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (a) or (b) above; provided that Disqualified Institutions shall (i) exclude any Person that the Company has designated as no longer being a Disqualified Institution by written notice delivered to the Administrative Agent from time to time and (ii) include (A) any Person that is added as a Competitor or as a disqualified institution and (B) any Person that is clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in the foregoing clause (ii)(A), in each case, pursuant to a written supplement to the list of Disqualified Institutions, that is delivered by the Company after the Closing Date to the Administrative Agent.  Such supplement shall become effective two Business Days after the date that such written supplement is delivered to the Administrative Agent, but shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments as permitted herein.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons, whether pursuant to a “plan of division” or similar arrangement pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction and pursuant to which the Dividing Person may or may not survive.

“Document” means “document” as defined in Article 9 of the UCC.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of any Person organized under the laws of a jurisdiction located in the United States.

“Dominion Account” means a special account established at a bank acceptable to the Administrative Agent, over which the Administrative Agent has exclusive control for withdrawal purposes.

“E-Signature” means the process of attaching to or logically associating with an Approved Electronic Communication an electronic symbol, encryption, digital signature, or process (including the name or an abbreviation of the name of the party transmitting the Approved Electronic Communication) with the intent to sign, authenticate, or accept such Approved Electronic Communication.

“Earn-Out Obligations” means, with respect to any Person, obligations of such Person that are recognized under GAAP as a liability of such Person, payable in cash or which may be payable in cash at the seller’s or obligee’s option arising from an Acquisition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” means an Account owing to a Borrower arising in the ordinary course of the business from the sale of goods or rendition of services; provided that, unless otherwise approved by the Administrative Agent, no Account shall be an Eligible Account if:

(a)            it arises out of a sale of goods made or services rendered by a Borrower to another Loan Party or a Subsidiary or an Affiliate of a Loan Party; or

(b)            it remains unpaid more than (i) 60 days after the original due date shown on the invoice or (ii) 90 days (or 120 days in the case of Commscope Holding Company, Inc. and its Affiliates) after the original invoice date shown on the invoice; or

(c)            any covenant, representation or warranty contained in this Agreement or any other Loan Document with respect to such Account has been breached in any material respect; or

(d)            the Account Debtor with respect to such Account is also a creditor or supplier of the applicable Borrower, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to the applicable Borrower, or the Account otherwise is or may become subject to right of setoff by the Account Debtor; provided that any such Account shall be eligible to the extent such amount exceeds such contract, dispute, claim, setoff or similar right; or

(e)            the Account Debtor has commenced a voluntary case under any Debtor Relief Laws, or any other petition or other application for relief under Debtor Relief Laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, assignee for the benefit of creditors, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

(f)            it arises from a sale made or services rendered to an Account Debtor which either (i) does not maintain its chief executive office in the United States or Canada or (ii) is not organized under the laws of the United States or Canada or any state or province thereof unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Administrative Agent and, if requested by Administrative Agent, is directly drawable by Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Administrative Agent; or

(g)            (i) it arises from a sale to an Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis, or (ii) it is subject to a reserve established by a Loan Party for potential returns or refunds, to the extent of such reserve or (iii) it arises from a sale to an Account Debtor that is subject to cash-on-delivery terms; or

(h)            the Account Debtor is (A) the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower assigns its right to payment of such Account to the Administrative Agent, in a manner satisfactory to the Administrative Agent, in its Permitted Discretion, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended) or (B) any State of the United States or any other Governmental Authority; or

(i)             (i) it is not subject to a first priority perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) or (ii) is subject to any Lien other than (A) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) and (B) a Permitted Encumbrance; or

(j)             the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale, in each case, unless the Administrative Agent, the applicable Borrower, and the Account Debtor have entered into an agreement reasonably acceptable to the Administrative Agent wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from the applicable Borrower (sometimes called “bill and hold” accounts); or

(k)            it represents the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services; or

(l)             the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(m)            any Loan Party or a Subsidiary of any Loan Party has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(n)            50% or more of the Accounts owing from the Account Debtor are not Eligible Accounts pursuant to clause (b) of this definition; or

(o)            it represents a billing for interest, late fees or similar charges; or

(p)            it is not denominated in Dollars; or

(q)            the total unpaid Accounts of the Account Debtor exceed 50% of the net amount of all Eligible Accounts, but only to the extent of such excess (provided, however, such percentage shall be reduced to 30% after the first 12 months subsequent to the Closing Date); or

(r)             it is deemed to be ineligible by Administrative Agent in its Permitted Discretion.

Notwithstanding the foregoing, no Accounts acquired through an Acquisition shall be Eligible Accounts until such time as the Administrative Agent shall have received and be satisfied with the results of a field examination with respect thereto, such field exam to be conducted at the Borrowers’ expense.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).

“Eligible Inventory” means Inventory of a Borrower; provided that, unless otherwise approved by the Administrative Agent, no Inventory shall be Eligible Inventory if:

(a)            it is work in process unless such work in process is, in the Administrative Agent’s Permitted Discretion, readily marketable in its current form; or

(b)            it is not in new and saleable condition; or

(c)            it is slow-moving (as determined in a field exam or appraisal acceptable to the Administrative Agent in its Permitted Discretion), obsolete or unmerchantable; or

(d)            it does not meet all standards imposed by any applicable Governmental Authority; or

(e)            it does not conform in all material respects to any applicable covenants, warranties and representations set forth in this Agreement; or

(f)            (i) it is not subject to a first priority perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) or (ii) is subject to any Lien other than (A) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) and (B) a Permitted Encumbrance; or

(g)            it is situated at a location outside the United States; or

(h)            it is located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person that is not a Loan Party or a Subsidiary thereof, unless the landlord, lessor or such other Person has delivered a Collateral Access Agreement or an appropriate Rent Reserve has been established; or

(i)             it is in transit (other than between locations of the Loan Parties (including leased premises for which a Collateral Access Agreement or an appropriate Rent Reserve has been obtained or established, as applicable)); or

(j)             it consists of packaging materials, manufacturing supplies, tooling, or samples; or

(k)            it is subject to any licensing, royalty or other Intellectual Property agreement with any third party which would require any consent of such third party for the Disposition of such Inventory (which consent has not been obtained) or which otherwise restricts such Borrower’s or (during the continuance of an Event of Default) the Administrative Agent’s right to Dispose of such Inventory (unless the Administrative Agent has received a Collateral Access Agreement from such third party); or

(l)             it is deemed to be ineligible by the Administrative Agent in its Permitted Discretion.

Notwithstanding the foregoing, no Inventory acquired through an Acquisition shall be Eligible Inventory until such time as the Administrative Agent shall have received and be satisfied with the results of a field examination and inventory appraisal with respect thereto, such field examination and inventory appraisal to be conducted at the Borrowers’ expense.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of liability, non-compliance or violation, investigations, proceedings, settlements, consent decrees, consent orders, consent agreements and all costs and liabilities relating to or arising from or under any Environmental Law, including (a) any and all claims by Governmental Authorities for enforcement, investigation, corrective action, cleanup, removal, response, remedial or other actions, cost recovery, damages, natural resource damages or penalties pursuant to or arising under any Environmental Law, (b) any and all claims by any one or more Persons seeking damages, contribution, restitution, indemnification, cost recovery, compensation or injunctive relief directly or indirectly resulting from, based upon or arising under Environmental Law, pertaining to Hazardous Materials or an alleged injury or threat of injury to human health, safety, natural resources, or the indoor or outdoor environment, and (c) all liabilities contingent or otherwise, expenses, obligations, losses, damages, fines and penalties arising under any Environmental Law.

“Environmental Law” means, individually and collectively any and all federal, state, local, or foreign statute, rule, regulation, code, guidance, ordinance, order, judgment, directive, decree, injunction or common law as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning: the environment; protection of the environment and natural resources; air emissions; water discharges; noise emissions; the Release, threatened Release or discharge into the environment and physical hazards of any Hazardous Material; the generation, handling, management, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment, preservation or restoration of natural resources, employee or human health or safety, and potential or actual exposure to or injury from Hazardous Materials.

“Environmental Liability” means, in respect of any Person, any statutory, common law or equitable liability, contingent or otherwise of such Person directly or indirectly resulting from, arising out of or based upon (a) the violation of any Environmental Law or Environmental Permit, or (b) an Environmental Claim.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equipment” means “equipment” as defined in Article 9 of the UCC.

“Equity Interests” means, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities (other than Indebtedness) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), (d) all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination and (e) any Security Entitlement (as defined in the Security Agreement) in respect of any Equity Interest described in this definition

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA with respect to a Pension Plan, other than any event for which the reporting obligation under Section 4043 of ERISA has been waived pursuant to PBGC regulation; (b) the existence with respect to any Pension Plan of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975(c)(1) of the Code; (c) any failure of any Pension Plan to satisfy the “minimum funding standard” applicable to such Pension Plan under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j)(3) of the Code with respect to any Pension Plan or the failure of any Loan Party or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan including the imposition of any Lien in favor of the PBGC or any Pension Plan (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Pension Plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA or the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administrator, any Pension Plan; (h) any limitations under Section 436 of the Code become applicable; (i) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (j) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (k) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; or (l) the imposition on any Loan Party or any ERISA Affiliate of any tax under Chapter 43 of Subtitle D of the Code, or the assessment of a civil penalty on any Loan Party or any ERISA Affiliate under Section 502(c) of ERISA.

“Erroneous Payment” has the meaning set forth in Section 10.21.

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 10.21.

“Erroneous Payment Impacted Loans” has the meaning set forth in Section 10.21.

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 10.21.

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 10.21.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 8.1.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Accounts” means (a) deposit accounts and securities accounts with an aggregate amount on deposit therein not exceeding $500,000 at any one time, (b) the Existing L/C Cash Collateral Account, (c) Deposit Accounts primarily used for payroll, payroll taxes and/or other employee wage and benefit payments to or for any Loan Party’s or their respective Subsidiaries’ employees, including for taxes required to be collected, remitted or withheld (including federal and state withholding taxes (including the employer’s share thereof)), (d) any Deposit Account that is a “zero balance” account and (e) any deposit account that is used primarily (i) to hold customer deposits or (ii) for funds which any Loan Party holds in trust or as an escrow or fiduciary for another Person that is not a Loan Party.

“Excluded Subsidiary” means Delta Acquisition Sub, Inc., a Delaware corporation, which is wholly owned by the Company and formed by the Company for the purpose of acquiring substantially all of the assets of the inertial navigation division of the Seller (the “Initial Acquisition”).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its funding office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loans or Commitments or (ii) such Lender changes its funding office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its funding office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5 (g) and (d) any U.S. federal withholding Taxes imposed under FATCA. Solely for purposes of the foregoing clause (b), a law enacted or announced but with a prospective effective date shall be deemed to be in effect when so enacted or announced.

“Existing Wells Fargo L/C” means that certain letter of credit number                    issued by Wells Fargo Bank.

“Existing Wells Fargo L/C Cash Collateral Account” means a cash collateral account pledged to Wells Fargo Bank to secure obligations in respect of the Existing Wells Fargo L/C.

“Extraordinary Advances” means, collectively, each Protective Advance and each Overadvance.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means the Fee Letter dated as of the Closing Date by and among the Borrowers and the Administrative Agent.

“Financial Covenant Testing Trigger Event” means either of (a) the occurrence of an Event of Default at any time, or (b) Availability being less than the greater of (i) $5,000,000 or (ii) 15% of the Revolving Commitment at any time.

“Financial Covenant Testing Trigger Period” means the period commencing on the occurrence of a Financial Covenant Testing Trigger Event, and continuing until the date that (a) no Event of Default shall be continuing and (b) Availability has been greater than the greater of (i) $5,000,000 or (ii) 15% of the Revolving Commitment, for a period of 60 consecutive days.

“Financial Covenants” means the covenants set forth in Section 7.12.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or comptroller of such Person (or any other officer or similar official having equivalent or similar functions of such Person).

“Fiscal Year” means the four fiscal quarter period of the Company ending on September 30 of each calendar year.

“Flood Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means a rate of interest equal to 1.00%.

“Foreign Plan” means any employee pension benefit plan or arrangement (a) maintained or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States, or (b) mandated by a government other than the United States for employees of any Loan Party or Subsidiary.

“Foreign Subsidiary” means any Subsidiary of any Person that is not a Domestic Subsidiary of such Person

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranteed Obligations” has the meaning set forth in Article 11.

“Guarantees” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning analogous thereto. The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (i) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if not stated or determinable, the maximum reasonably anticipated amount of the obligations in respect of which such Guarantee is made) and (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Guarantors” means (a) each Subsidiary of the Company (other than any Borrower) that executes this Agreement on the Closing Date and (b) each other Person that guarantees, pursuant to Section 6.12, 6.16, 11.1 or otherwise, all or any part of the Obligations.

“Hazardous Materials” means all substances, wastes, chemicals, pollutants, or other contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, infectious, pharmaceutical or medical wastes and all other substances of any nature that are now or hereafter regulated under any Environmental Law or are now or hereafter defined, listed, classified, considered or described as hazardous, dangerous or toxic by any Governmental Authority or under any Environmental Law.

“Indebtedness” of any Person means, without duplication:

(a)           all obligations of such Person for borrowed money;

(b)           all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including seller paper;

(c)           the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) available under all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, and similar instruments issued or created by or for the account of such Person;

(d)           the Swap Termination Value of each Swap Agreement (to the extent reflecting an amount owed by such Person or an amount that would be owing were such Swap Agreement terminated);

(e)           the Attributable Indebtedness of such Person in respect of Capitalized Lease Obligations, Synthetic Debt and Synthetic Lease Obligations of such Person (regardless of whether accounted for as indebtedness under GAAP);

(f)            all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are paid within 90 days of their respective due dates);

(g)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h)           all obligations of such Person in respect of Disqualified Equity Interests;

(i)            all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (e.g., take or pay obligations) or similar obligations and, without duplication, all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person;

(j)            all Earn-Out Obligations valued based upon the amount thereof required to be recorded on the balance sheet of such Person prepared in accordance with GAAP; and

(k)           all Guarantees by such Person of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation, as determined by such Person in good faith. For the avoidance of doubt, in no event shall customer advances or deposits received in the ordinary course of business constitute Indebtedness hereunder.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.3(b).

“Information” has the meaning set forth in Section 10.14(b).

“Initial Acquisition” shall have the meaning given to such term in the definition of “Excluded Subsidiary.”

“Initial Acquisition Sale Leaseback” means an arrangement to enter into a Sale Leaseback with respect to the Real Property or any portion thereof acquired in connection with the Initial Acquisition

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intercompany Note” means a promissory note evidencing Indebtedness among the Company and its Subsidiaries.

“Interest Payment Date” means (a) the first day of each month and (b) the Maturity Date.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means, as to any Person, (a) any Acquisition by such Person, (b) any direct or indirect acquisition or investment by such Person in another Person, whether by means of the purchase or other acquisition of Equity Interests or debt or other securities of another Person (including any partnership or joint venture interest), or (c) any direct or indirect loan, advance or capital contribution to, or Guarantee with respect to any Indebtedness or other obligation of, such other Person. For purposes of covenant compliance, the amount of any Investment on any date of determination shall be, in the case of any Investment in the form of (i) a loan or an advance, the principal amount thereof outstanding on such date, (ii) a Guarantee, the amount of such Guarantee as determined in accordance with the last sentence of the definition of such term, (iii) a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, or the issuance of Equity Interests to such investor, the fair market value (as determined reasonably and in good faith by the chief financial officer of the Company) of such Equity Interests or other property as of the time of the transfer or issuance, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment, and (iv) any Investment (other than any Investment referred to in clauses (i), (ii) or (iii) above) in the form of an Acquisition or a purchase or other acquisition for value of any evidences of Indebtedness or other securities of any other Person, the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment.

“IRS” means the United States Internal Revenue Service.

“Lenders” means (a) the financial institutions listed on Schedule 2.1 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capitalized Lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Cap” means, at any time, the lesser of (a) the Revolving Credit Maximum Amount and (b) the Borrowing Base.

"Liquidity" means, as of any date of determination, Unrestricted Cash plus Availability.

“Loan” means an extension of credit by a Lender to the Borrowers under Article 2 in the form of a Revolving Loan or a Term Loan.

“Loan Documents” means, collectively, this Agreement (including the Loan Guaranty), the Notes, the Fee Letter, the Intercompany Note, the Collateral Documents and each other document entered into in connection herewith.

“Loan Guaranty” means Article 11 of this Agreement.

“Loan Parties” means, collectively, (a) each Borrower and (b) each Guarantor.

“Mandatory Prepayment Casualty or Condemnation Event” means any Casualty or Condemnation Event, other than any individual Casualty or Condemnation Event, or series of related Casualty or Condemnation Events, the cash proceeds of which do not exceed $500,000.

“Mandatory Prepayment Debt Incurrence” means the incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries (other than Indebtedness permitted by Section 7.1).

“Mandatory Prepayment Disposition” means any Disposition made by a Loan Party or any of its Subsidiaries (other than a Disposition permitted under Section 7.5 (other than pursuant to clause (i) thereof)), other than any individual Disposition, or series of related Dispositions, the cash proceeds of which do not exceed $500,000.

“Margin Stock” has the meaning set forth in Regulation U.

“Master Agreement” has the meaning set forth in the definition of “Swap Agreement.”

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations or financial condition, of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents, or (c) the rights and remedies (taken as a whole) available to the Credit Parties under the Loan Documents.

“Material Indebtedness” means, as of any date, any Indebtedness (other than Indebtedness under the Loan Documents) or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties or any of their Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be its Swap Termination Value.

“Material Owned Real Property” means, collectively, (a) the Real Property owned in fee by a Loan Party and listed on Schedule 5.19 and (b) each other parcel of Real Property located in the United States which is owned in fee by a Loan Party with a fair market value in excess of $3,000,000.

“Maturity Date” means the fourth anniversary of the Closing Date, provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage Requirement” has the meaning set forth on Schedule 1.1.

“Mortgaged Property” means each parcel of Real Property owned in fee by a Loan Party that is subject to a Mortgage delivered pursuant to Section 6.12.

“Mortgages” means mortgages, deeds of trust, assignments of leases and rents, modifications and other similar collateral documents delivered pursuant to Section 6.12, each in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any (a) Mandatory Prepayment Disposition or Mandatory Prepayment Casualty or Condemnation Event by any Loan Party or any of its Subsidiaries, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and including all insurance settlements and condemnation awards from any single event or series of related events, in each case, but only as and when received) actually received by the Loan Parties or their respective Subsidiaries net of the sum, without duplication, of (i) transaction expenses (including broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, real property related fees and sales commissions, transfer and similar taxes and charges, (ii) all taxes required to be paid or accrued or estimated in good faith by the Borrower Agent to be paid or accrued in connection with such cash proceeds), (iii) amounts set aside as a reserve, in accordance with GAAP, including pursuant to any escrow arrangement, against any adjustment to the sale price or any liabilities relating to any of the applicable assets or retained by any Loan Party or any Subsidiary thereof (including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations)), and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the applicable asset and is required to be repaid in connection with such Disposition (other than pursuant hereto), (b) with respect to any Mandatory Prepayment Debt Incurrence, the cash proceeds thereof, net of all taxes and fees, commissions, costs and other expenses (including broker’s fees or commissions, legal fees, accounting fees, investment banking fees, professional fees, upfront fees, and discounts and commissions) incurred in connection therewith, and (c) with respect to the Initial Acquisition Sale Leaseback, the cash proceeds thereof, net of all taxes and fees (other than broker's fees or commissions), commissions, costs and other expenses (including legal fees, accounting fees, investment banking fees, professional fees, upfront fees, and discounts and commissions) incurred in connection therewith.

“NOLV” means, with respect to Inventory or Equipment of any Person, the orderly liquidation value thereof identified in the most recent Inventory or Equipment appraisal ordered or accepted by the Administrative Agent and as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, the Revolving Loan Notes and the Term Loan Notes.

“Obligations” means the due and punctual payment and performance of all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party under or pursuant to each of the Loan Documents or otherwise with respect to any Loan, including, without limitation all principal, interest, fees and other amounts payable under the Loan Documents, and all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding, and further including, without limitation, all Secured Cash Management Obligations and Secured Swap Agreement Obligations; provided that, without limiting the foregoing, the Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6(b)).

“Overadvance” has the meaning set forth Section 2.2(e).

“Participant” has the meaning set forth in Section 10.4(d).

“Participant Register” has the meaning set forth in Section 10.4(d).

“Patent Security Agreement” has the meaning set forth in the Security Agreement.

“Payment Recipient” has the meaning set forth in Section 10.21.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Certificate” means that certain perfection certificate executed by the Borrowers on the Closing Date, as such perfection certificate may be amended, amended and restated, supplemented or otherwise supplemented from time to time (including pursuant to a joinder by any Person required to become a Loan Party after the Closing Date).

“Periodic Term SOFR Determination Day” has the meaning specified therefor in the definition of “Term SOFR”.

“Permitted Acquisitions” means any Acquisition (excluding the Initial Acquisition) which satisfies each of the following conditions:

(a)           at the time of and immediately before and after giving Pro Forma Effect thereto, no Default or Event of Default shall have occurred and be continuing;

(b)           at the time of and immediately before and after giving Pro Forma Effect thereto, the Average Liquidity in the 30-day period prior to such transaction shall be greater than or equal to $20,000,000;

(c)           at the time of and immediately before and after giving Pro Forma Effect thereto, Liquidity on the date of such transaction shall be greater than or equal to $20,000,000;

(d)           at the time of and immediately before and after giving Pro Forma Effect thereto, the Borrowers shall be in compliance with the Financial Covenants;

(e)           the total consideration (including the maximum potential total amount of all deferred payment obligations (including Earn-Out Obligations) and Indebtedness assumed or incurred) with respect to such Acquisition does not exceed $25,000,000 and any cash consideration paid (i) in connection with any single Acquisition shall not exceed $5,000,000 and (ii) for all Acquisitions made during the term of this Agreement shall not exceed $15,000,000;

(f)            such Acquisition shall be consensual and, if applicable, has been approved by the Acquisition target’s board of directors (or comparable governing body);

(g)           the Person, assets or business unit acquired in the Acquisition (i) shall be engaged in one or more Approved Lines of Business; and (ii) shall have generated positive earnings before interest, taxes, depreciation and amortization for the 12 fiscal month period most recently ended prior to the date of such Acquisition (with any adjustments to the calculation thereof (including any pro forma add backs) being reasonably acceptable to the Administrative Agent);

(h)           such Acquisition and all transactions related thereto shall be consummated in accordance with material laws, ordinances, rules, regulations and requirements of all Governmental Authorities;

(i)            such Acquisition shall be consummated by a Loan Party or a newly formed Subsidiary of a Loan Party, and all actions, if any, required to be taken with respect to such newly created or acquired Subsidiary (including each Subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall be taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made) within the time frames set forth in Section 6.12;

(j)            (i) the property, assets, businesses and Equity Interests acquired in such Acquisition shall become Collateral and (ii) any newly created or acquired Subsidiary shall become a Loan Party, in each case in accordance with Section 6.12;

(k)           not later than ten Business Days (or such shorter period as may be reasonably practicable, if approved by the Administrative Agent) prior to the consummation of any such Acquisition that is not funded solely with the proceeds of issuance of Equity Interests of the Company or capital contributions to the Company, the Borrower Agent shall have delivered to the Administrative Agent (i) a description of the proposed Acquisition, (ii) to the extent obtained and available, a quality of earnings report, (iii) satisfactory environmental assessments, (iv) a satisfactory due diligence package relative to the proposed Acquisition, including historical financial statements, forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed Acquisition, on a quarter by quarter basis, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to the Administrative Agent, and (v) copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents shall be reasonably acceptable to the Administrative Agent; and

(l)            the Borrower Agent shall have delivered to the Administrative Agent within five Business Days after the Acquisition, fully executed copies of the acquisition agreements for such Acquisition together with all schedules thereto, and, to the extent required to be obtained under the terms of the acquisition agreements for such Acquisition, the applicable party under such acquisition agreements shall have received all required regulatory and third party approvals.

“Permitted Discretion” means a determination made by the Administrative Agent in its commercially reasonable credit or business judgment (from the perspective of a secured asset-based lender) exercised in good faith. In exercising such judgment as it relates to the establishment of any Reserve or the establishment or adjustment of any ineligibility, Permitted Discretion will require that (a) at any time after Administrative Agent's receipt of a field examination subsequent to the Closing Date satisfactory to the Administrative Agent, such establishment, adjustment or modification be based on the analysis of facts or events first occurring (including the coming into effect of any change in law) after the Closing Date that are materially different from the facts or events occurring prior to the Closing Date, unless the Borrower Agent and the Administrative Agent agree in writing, and (b) the contributing factors to such establishment, adjustment or modification shall not duplicate any other exclusionary criteria set forth in the definitions of Eligible Account or Eligible Inventory or any other eligibility terms (including advance rates).

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being Properly Contested;

(b)           landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being Properly Contested, provided that enforcement of such Liens is stayed pending such contest;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           Liens incurred or deposits made in connection with or to secure the performance of bids, trade and commercial contracts, leases (other than Capitalized Lease Obligations) and the payment of rent (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds, government tenders, bids and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(j);

(f)            easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Loan Parties and their respective Subsidiaries;

(g)           any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any non-exclusive license or lease agreement entered into in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Loan Parties and their Subsidiaries, taken as a whole;

(h)           non-exclusive licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Loan Parties and their Subsidiaries, taken as a whole;

(i)            customary rights of set off, bankers’ liens, refunds or charge backs, under deposit agreements, the Uniform Commercial Code or common law, of banks or other financial institutions where any Loan Party or any of such Loan Party’s Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(j)            Liens (i) on earnest money deposits made in cash by a Borrowers or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted under this Agreement or (ii) on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Agreement;

(k)           Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l)            Liens resulting from the filing of precautionary UCC-1 financing statements (or equivalent) with respect to operating leases;

(m)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or any of its Subsidiaries in the ordinary course of business;

(n)           Liens incurred in the ordinary course of business imposed by law in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets; and

(o)           any exceptions listed in an insurance policy covering a Mortgage.

“Permitted Excluded Subsidiary Transactions” means the advancing by Lenders to the Company of $20,215,000 of the proceeds of the Revolving Loans and Term Loans to enable the Company and the Excluded Subsidiary to finance the Initial Acquisition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means the U.S. prime rate as shown in the Eastern Edition of The Wall Street Journal on such day, or, if such day is not a Business Day, on the immediately preceding Business Day (and, if the Eastern Edition of The Wall Street Journal for any reason ceases to publish a U.S. prime rate, then the Prime Rate shall be such prime rate as published from time to time in any other publication or reference source designated by the Administrative Agent in its discretion); provided, that the prime rate is a reference rate and does not necessarily represent the best or lowest rate charged by any Lender.

“Pro Forma Basis” means, with respect to any Specified Transaction, that such transaction shall be deemed to have occurred as of the first day of the 12 month period ending as of the most recent month end preceding the date of such transaction for which financial statements have been delivered (or are required to have been delivered pursuant to Section 6.1(c)). Each of the terms “Pro Forma Compliance” and “Pro Forma Effect” shall have an analogous meaning.

“Properly Contested” means, with respect to any matter, that such matter is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

“Protective Advance” has the meaning set forth in Section 2.2(e).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. Section 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 10.20.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Refinancing Indebtedness” means Indebtedness of any Loan Party or its Subsidiaries arising after the Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance, refund, replace, renew, continue or substitute for other Indebtedness (such extended, refinanced, refunded, replaced, renewed, continued or substituted Indebtedness, the “Refinanced Obligations”); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Refinanced Obligations (plus any interest capitalized in connection with such Refinanced Obligations, the amount of prepayment premium, if any, original issue discount, if any, and reasonable fees, costs, and expenses incurred in connection therewith), (b) such Refinancing Indebtedness shall have a final maturity that is no earlier than the final maturity date of such Refinanced Obligations, (c) such Refinancing Indebtedness shall have a Weighted Average Life to Maturity not less than the weighted average life to maturity of the Refinanced Obligations, (d) such Refinancing Indebtedness shall rank in right of payment no more senior than, and be subordinated (if subordinated) to the Obligations on terms not materially less favorable to the Secured Parties than the Refinanced Obligations, (e) as of the date of incurring such Refinancing Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (f) if the Refinanced Obligations or any Guarantees thereof are unsecured, such Refinancing Indebtedness and any Guarantees thereof shall be unsecured, (g) if the Refinanced Obligations or any Guarantees thereof are secured, (1) such Refinancing Indebtedness and any Guarantees thereof shall be secured by substantially the same or less collateral as secured such Refinanced Obligations or any Guarantees thereof, on terms not materially less favorable to the Secured Parties and (2) the Liens to secure such Refinancing Indebtedness shall not have a priority more senior than the Liens securing the Refinanced Obligations and if subordinated to any other Liens on such property, shall be subordinated to the Administrative Agent’s Liens on terms and conditions not materially less favorable to the Secured Parties, (h) the obligors in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing, continuing, substituting or replacing thereof shall be the only obligors on such Refinancing Indebtedness, and (i) the terms and conditions (excluding as to pricing, premiums and optional prepayment or redemption provisions) of any such Refinancing Indebtedness are not materially less favorable to the Loan Parties than the terms and conditions of the Refinanced Obligations.

“Register” has the meaning set forth in Section 10.4(c).

“Regulation D” means Regulation D of the Board.

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, trustees, administrators, equity owners, officers, agents and attorneys-in-fact of such Person.

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, leaching, seeping, emitting, migration, emptying, discharging, injecting, escaping, depositing, disposing, or dumping of Hazardous Materials into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property and any other conditions resulting in potential or actual human exposure to Hazardous Materials within a structure.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Removal Effective Date” has the meaning set forth in Section 9.6(b).

“Rent Reserve” means a reserve equal to an amount (determined by Administrative agent in its Permitted Discretion) of rent payable to any landlord, warehouseman, processor, repairman, mechanic, broker or other Person who possesses any Eligible Inventory or any books and records related thereto or to any Eligible Accounts, in each case, that are included in the Borrowing Base at such time, unless such Person has executed a Collateral Access Agreement. It is understood and agreed that, in the case of any Collateral Access Agreements required to be in effect as a condition precedent to the initial Loans made under this Agreement that are not delivered until a date that is not more than 60 days after the Closing Date, the Rent Reserve in respect of the relevant location at which Collateral is located shall be not more than three months of such rent payable.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserves” means reserves in such amounts, and with respect to such matters, as the Administrative Agent shall deem necessary or appropriate in its Permitted Discretion, to establish and maintain against the Borrowing Base or the Revolving Credit Maximum Amount, including with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of any Loan Party’s business; (ii) potential dilution related to Accounts; (iii) shrinkage, spoilage and obsolescence of any Loan Party’s Inventory; (iv) slow moving Inventory; (v) other sums that any Loan Party or its Subsidiaries are required to pay under any provision of this Agreement; (vi) amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any property of any Loan Party; (vii) Administrative Agent’s reasonable estimate of amounts owing by any Loan Party in connection with Cash Management Services and/or Swap Obligations; (viii) rent for locations at which Inventory is located and as to which the Administrative Agent has not received a satisfactory Collateral Access Agreement; and (ix) such other specific events, conditions or contingencies as to which the Administrative Agent, in its Permitted Discretion, determines reserves should be established from time to time hereunder.

“Resignation Effective Date” has the meaning set forth in Section 9.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, as to any Person, (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of such Person, (c) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person, and (d) with respect to clauses (a) through (c), any transaction that has a substantially similar effect.

“Revolving Borrowing” means a Borrowing consisting of Revolving Loans.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment hereunder of such Revolving Lender to make Revolving Loans in an aggregate outstanding amount not exceeding the amount of such Revolving Lender’s Revolving Commitment as set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment in accordance with Section 10.4(b), as applicable, as such Revolving Commitment may be adjusted from time to time pursuant to Section 2.3 or Section 2.8 or pursuant to assignments by or to such Revolving Lender pursuant to Section 10.4.

“Revolving Credit Maximum Amount” means the aggregate amount of the Revolving Commitments at any time, as such amount may be increased or reduced from time to time pursuant to the terms hereof. The initial Revolving Credit Maximum Amount on the Closing Date is $40,000,000.

“Revolving Exposure” means, as to any Lender at any time, the sum of the outstanding principal amount of its Revolving Loans.

“Revolving Lender” means a Lender having a Revolving Commitment or, if the Revolving Commitments have expired or terminated, having Revolving Exposure.

“Revolving Loan” means a loan referred to in Section 2.1(a) and made pursuant to Section 2.2.

“Revolving Loan Note” means with respect to a Revolving Lender, a promissory note evidencing the Revolving Loans of such Lender payable to the order of such Lender substantially in the form of Exhibit D-1.

“Revolving Loan Priority Collateral” means all Collateral consisting of Accounts, Deposit Accounts, Securities Accounts, cash and Cash Equivalents, Chattel Paper, Documents, General Intangibles (other than Intellectual Property), Instruments, Inventory, Investment Property, Letters of Credit and Letter-of-Credit Rights, Supporting Obligations, Commercial Tort Claims, Goods (but excluding Equipment to the extent it is not accounting systems and related computer hardware, software, programs, peripherals, and other similar items related thereto and fixtures), and accessions to, substitutions for, and replacements, Proceeds and products of the foregoing, together with all books and records, credit files, computer files, programs, printouts, and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party or any of its Subsidiaries (a) sells, transfers or otherwise Disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or otherwise Disposed.

“Sanctioned Country” means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (which may include the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, North Korea, Darfur, South Sudan and Syria).

“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Secured Cash Management Obligations” means all obligations of the Loan Parties in respect of any Cash Management Services provided to any Loan Party or its Subsidiaries (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates or (b) owed to a Lender or an Affiliate of a Lender.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) each Lender, (c) each Person to whom any Secured Cash Management Obligations are owed, (d) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Agreement Obligations, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (f) the permitted successors and assigns of each of the foregoing.

“Secured Swap Agreement Obligations” means all obligations of the Loan Parties under each Swap Agreement to which any Loan Party or its Subsidiary is a party and that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates or (b) is with a counterparty that is a Lender or an Affiliate of a Lender, provided that Secured Swap Agreement Obligations shall not include, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent.

“Seller” means KVH Industries, Inc., a Delaware corporation.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the present assets of such Person and its Subsidiaries, taken as a whole, is not less than the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, (b) the present fair salable value of the assets of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of such date and (d) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Acquisition, Restricted Payment, or other transaction that by the terms of this Agreement requires a test to be calculated on a “Pro Forma Basis”, be given in “Pro Forma Compliance” with, or after giving “Pro Forma Effect”.

“Subsidiary” means, with respect to any Person, as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by such Person or one or more subsidiaries of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company; provided that, notwithstanding the foregoing, in no event will the Excluded Subsidiary be considered a Subsidiary for purposes of this Agreement until such time as the Excluded Subsidiary has become a Loan Party in accordance with the terms of Section 10.22 hereof; provided, further that, at such time as the Excluded Subsidiary has become a Loan Party in accordance with the terms of Section 10.22 hereof, the Excluded Subsidiary shall be considered a Subsidiary for all purposes of this Agreement.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement, substantially in the form of Exhibit F, pursuant to which a Subsidiary becomes a party to this Agreement, to the Security Agreement and to each other applicable Loan Document.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP).

“Synthetic Lease Obligation” means the monetary obligation of a Person at any time of determination under (a) a so called synthetic, off balance sheet or tax retention lease, or (b) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which could be characterized as the indebtedness of such Person (without regard to accounting treatment) (other than operating leases arising as a result of Sale Leaseback transactions).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Lender with a Term Loan Commitment or, if the Term Loan Commitments have expired or terminated, outstanding Term Loans.

“Term Loan Priority Collateral” means all Collateral that is not Revolving Loan Priority Collateral.

“Term Loan” means a loan referred to in Section 2.1(b).

“Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make a single Term Loan on the Closing Date pursuant to Section 2.1(b) in an aggregate amount not exceeding the amount of such Term Lender’s Term Loan Commitment as set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Term Loan Commitment, in accordance with Section 10.4(b), as applicable, as such Term Loan Commitment may be adjusted from time to time pursuant to Section 2.3 or pursuant to assignments by or to such Term Lender pursuant to Section 10.4. The aggregate amount of the Term Loan Commitments on the Closing Date is $5,965,000.

“Term Loan Note” means with respect to a Term Lender, a promissory note evidencing the Term Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit D-3.

“Term SOFR” means,

(a)           for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the relevant Determination Date, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for one month as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for one month was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)           for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for one month as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for one month was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the date upon which all Commitments have terminated and the Loans and all other Obligations (other than contingent indemnification and expense reimbursement obligations, in each case, for which no claims have been asserted or amounts requested to be paid), have been paid in full in cash.

“Threshold Amount” means $3,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Exposure and outstanding Term Loans of such Lender at such time.

“Total Revolving Outstandings” means at any time, the aggregate outstanding principal amount of all Revolving Loans at such time.

“Trademark Security Agreement” has the meaning set forth in the Security Agreement.

“Transaction Expenses” means any fees, costs or expenses incurred or paid by the Borrowers, or any Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the borrowing of the Loans on the Closing Date, (c) the refinancing of certain existing Indebtedness of the Borrowers on the Closing Date, and (d) the payment of Transaction Expenses in connection therewith.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means all cash and Cash Equivalents on deposit in or credited to any Controlled Account.

“Unused Line Fee” has the meaning set forth in Section 3.2(a).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association (or any successor thereto), recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Section 2.2(a) such day is also a Business Day.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.5 (g)(ii).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wingspire” means Wingspire Capital LLC, a Delaware limited liability company.

“Withdrawal Liability” means a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2            Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in the other Loan Documents), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein may be made by using either the common or public name thereof or a specific cite reference and shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, any successor law or regulation and, with respect to any law, any regulations promulgated thereunder, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations (or words of like import) shall mean (i) the payment or repayment in full in immediately available funds of (x) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of the applicable prepayment premium (if any) pursuant to Section 2.5(e), (y) all costs and expenses payable by the Loan Parties to the Administrative Agent or any Lender pursuant to the Loan Documents and that have accrued and are unpaid regardless of whether demand has been made therefor, (z) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (ii) the payment or repayment in full in immediately available funds of all other outstanding Obligations (other than contingent indemnification and expense reimbursement obligations, in each case, for which no claims have been asserted or amounts requested to be paid) and (iii) the termination in writing of all of the Commitments of the Lenders.

Section 1.3            Accounting Terms; GAAP.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the audited financial statements specified in Section 4.1(m), except as otherwise specifically prescribed herein.

(b)           Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, Consolidated EBITDA, Consolidated Fixed Charges, and the Consolidated Fixed Charge Coverage Ratio (and all component definitions of any of the foregoing) shall be calculated with respect to such period and all Specified Transactions occurring during such period on a Pro Forma Basis.

(c)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Agent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein, and the determination of Indebtedness hereunder, shall be made without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the ASC 842.

(d)           Notwithstanding anything to the contrary herein, any breach of a Financial Covenant shall be deemed to have occurred as of the last day of the applicable calculation period regardless of when the financial statements or the related Compliance Certificate reflecting such breach are delivered to the Administrative Agent.

Section 1.4             Rounding. Any financial ratios or other calculations, unless otherwise specified, required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or calculation is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.5             References to Time. Unless the context otherwise requires, references to a time shall refer to Eastern Standard Time or Eastern Daylight Savings Time, as applicable.

Section 1.6             Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.7             Interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.3(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Loan Party, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.8             Divisions. For all purposes under the Loan Documents, in connection with Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article 2

The Credits

Section 2.1             Commitments.

(a)            Revolving Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment and (ii) the Total Revolving Outstandings exceeding the Line Cap (other than any Overadvances or Protective Advances to the extent permitted hereunder). Within the foregoing limits and subject to the terms and conditions set forth herein, during the Availability Period, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b)           Term Loan Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Term Lender agrees, severally and not jointly, to make a single loan (each such loan, a “Term Loan”) to the Borrowers in Dollars on the Closing Date in a principal amount not exceeding such Term Lender’s Term Loan Commitment. Term Loans which are prepaid or repaid, in whole or in part, may not be reborrowed.

(c)           Anything to the contrary in this Section 2.1 notwithstanding, the Administrative Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves against the Borrowing Base or the Revolving Credit Maximum Amount.

Section 2.2             Borrowings of Revolving Loans.

(a)            Each Revolving Borrowing shall be made upon the Borrower Agent’s irrevocable notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. two U.S. Government Securities Business Day prior to the proposed Borrowing; provided, that any such notice for a Revolving Borrowing in a principal amount equal to or greater than $5,000,000 must be received by the Administrative Agent not later than 11:00 a.m. three U.S. Government Securities Business Days before the date of the proposed Borrowing.

(b)           Each notice by the Borrower Agent pursuant to Section 2.2(a) shall be made by submitting such request by ABLSoft (or, if requested by the Administrative Agent, by delivering, in writing or by an Approved Electronic Communication, a Borrowing Request in the form of Exhibit C) (each such request, a “Borrowing Request”), appropriately completed and signed by a Responsible Officer of the Borrower Agent. Each Borrowing of Revolving Loans shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing Request shall specify (A) the requested date of the Borrowing (which shall be a Business Day) and (B) the principal amount of Loans to be borrowed.

(c)            Following receipt of a Borrowing Request, the Administrative Agent shall promptly notify each Revolving Lender of the amount of its Applicable Percentage of the requested Revolving Loans, and each Revolving Lender shall make the amount of its Revolving Loan available to the Administrative Agent, by transfer in immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Request. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Revolving Loan hereunder, Section 4.1), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by transfer to the Designated Account.

(d)           The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder, provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

(e)            Notwithstanding anything herein to the contrary, (i) the Borrower Agent may request, and the Administrative Agent may, in its sole and absolute discretion, make, Revolving Loans to the Borrowers (such Loan or Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”) or (ii) the Administrative Agent may, in its sole discretion, make Revolving Loans, on behalf of the Revolving Lenders, if Administrative Agent, in its Permitted Discretion, deems that such Revolving Loans are necessary or desirable (A) to protect or preserve all or any portion of the Collateral, (B) to enhance the likelihood, or maximize the amount of, repayment of the Obligations, or (C) to pay any other amount chargeable to the Borrowers pursuant to this Agreement, (such Loan or Loans being herein referred to individually as a “Protective Advance” and collectively, as “Protective Advances”) in each case of the foregoing regardless of whether the conditions precedent set forth in Section 4.2 may be satisfied with respect to such Borrowing. All Extraordinary Advances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Loans generally, except that each Extraordinary Advance shall be deemed a Base Rate Loan. Any Extraordinary Advances made pursuant to the terms hereof shall be made by all Revolving Lenders ratably in accordance with their respective Applicable Percentages.

Section 2.3             Termination and Reduction of Commitments.

(a)            Unless previously terminated, (i) the Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date and (ii) the Revolving Commitments shall terminate on the last day of the Availability Period.

(b)           The Borrowers may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment or repayment of the Revolving Loans in accordance with Section 2.5, the sum of the Revolving Exposures of all Revolving Lenders would exceed the aggregate Revolving Commitments, and (ii) each such reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000; provided, except in connection with a termination of the entire Revolving Commitment, no such reduction shall reduce the aggregate Revolving Commitments to an amount less than $20,000,000. Any such termination or reduction of the Revolving Commitments shall be subject to Section 2.5(e). If at any time, as a result of such a partial reduction or termination as provided in this Section 2.3(b), the Revolving Exposure of all Lenders would exceed the aggregate Revolving Commitments, then the Borrowers shall on the date of such reduction or termination of Revolving Commitments, repay or prepay Revolving Loans in an aggregate amount equal to such excess.

(c)           In addition to any termination or reduction of the Revolving Commitments under paragraphs (a) and (b) of this Section, the Revolving Commitments shall be reduced as required under Section 2.5(b).

(d)           The Borrower Agent shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section 2.3 at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower Agent pursuant to this Section 2.3 shall be irrevocable, provided that a notice of termination of the Revolving Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Agent (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied subject to the Borrowers’ obligation to indemnify the Lenders pursuant to Section 3.5. Each reduction, and any termination, of the Revolving Commitments shall be permanent and each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

Section 2.4             Repayment of Loans; Evidence of Debt.

(a)            Payment at Maturity. Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of (A) each Revolving Lender the then unpaid principal amount of each Revolving Loan together with all accrued interest thereon on the earlier of the Maturity Date and, if different, the date of the termination of the Revolving Commitments in accordance with the provisions of this Agreement, and (B) each Term Lender, the then unpaid principal amount of each Term Loan together with all accrued interest thereon on the earlier of the Maturity Date and, if different, the date of the acceleration of the Loans in accordance with Section 8.2.

(b)           Principal Amortization Payments for Term Loans. In addition to the payment required in accordance with Section 2.4(a)(B), on each date set forth below, the Borrowers shall pay to the Administrative Agent, for the account of the Term Lenders, a portion of the aggregate unpaid principal balance of the Term Loans in an amount equal to (i) the aggregate outstanding principal amount of the Term Loans on the Closing Date (as adjusted from time to time pursuant to Section 2.7(a) and Section 2.5(b)(iii)) multiplied by (ii) the percentage set forth below adjacent to such date under the heading “Percentage”:

Payment Date	Percentage
the first day of each month commencing September 1, 2022 and continuing on the first day of each month thereafter through and including August 1, 2026	1.19%

(c)            Notes. Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to (i) in the case of a Revolving Lender, a Revolving Loan Note and (ii) in the case of a Term Lender, a Term Loan Note. In addition, if requested by a Lender, its Note(s) may be made payable to such Lender and its registered assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered assigns.

(d)            Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)            Register. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 10.4(c), and by each Lender in its account or accounts pursuant to Section 2.4(d), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

Section 2.5             Prepayments.

(a)            Optional Prepayments.

(i)            During the Availability Period, Revolving Loans may be borrowed, repaid and prepaid, and reborrowed, in each case on the terms and conditions set forth in this Agreement.

(ii)            The Borrowers may, upon written notice to the Administrative Agent, at any time and from time to time, voluntarily prepay the Term Loans in whole or in part without premium or penalty (except as set forth in Section 2.5(e) and Section 3.5), provided that such notice must be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to any date of prepayment. Each such notice shall specify the date and amount of such prepayment of Term Loans to be prepaid. The Administrative Agent will promptly notify each Term Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower Agent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Agent (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied subject to the Borrowers’ obligation to indemnify the Lenders pursuant to Section 3.5. Each prepayment of Term Loan pursuant to this Section 2.5(a) shall be applied against the scheduled repayments of the Term Loans under Section 2.4 in inverse order of maturity and shall be paid to the Administrative Agent for the account of the Term Lenders in accordance with their respective Applicable Percentages.

(b)           Mandatory Prepayments.

(i)             Net Cash Proceeds.

(A)          Dispositions. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Mandatory Prepayment Disposition, then, not later than the fifth Business Day next following the receipt of such Net Cash Proceeds, the Borrowers shall prepay the Obligations in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(B)           Debt Incurrences. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Mandatory Prepayment Debt Incurrence, then, not later than the second Business Day next following the receipt of such Net Cash Proceeds, the Borrowers shall prepay the Obligations in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(C)           Casualty or Condemnation Events. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Mandatory Prepayment Casualty or Condemnation Event, then, not later than the fifth Business Day next following the receipt of such Net Cash Proceeds, the Borrowers shall prepay the Obligations in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(D)           Initial Acquisition Sale Leaseback Dispositions. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in excess of $12,000,000 in respect of the Initial Acquisition Sale Leaseback, then, not later than the fifth Business Day next following the receipt of such Net Cash Proceeds, the Borrowers shall prepay the Obligations in an aggregate principal amount equal to 100% of such excess.

(ii)            Mandatory Prepayments Related to Cash Dominion Trigger Period. Upon the occurrence and during the continuance of a Cash Dominion Trigger Period, the Borrowers shall prepay the Obligations to the extent required (and in the manner contemplated) by Section 6.14(a) hereof.

(iii)           Application of Mandatory Prepayments. Mandatory prepayments from (i) Net Cash Proceeds described in Sections 2.5(b)(i)(A) and (C) above, to the extent arising from a Disposition of, or Casualty or Condemnation Event with respect to, Inventory or Accounts, shall be applied to the prepayment of the Revolving Loans without a permanent reduction of the Revolving Commitments, and, thereafter, applied against the remaining scheduled installments of principal due in respect of Term Loans under Section 2.4(b), in the inverse order of maturity of such remaining scheduled installments and (ii) cash proceeds described in Section 2.5(b)(i)(D) above, shall be applied against the remaining scheduled installments of principal in respect of Term Loans under Section 2.4(b), in the inverse order of maturity of such remaining scheduled installments; provided that if, after applying all or a portion of such prepayment to the Term Loans, the Term Loans shall have been paid in full, any unapplied portion thereof shall be returned to Borrower Agent. All other mandatory prepayments shall be applied against the remaining scheduled installments of principal in respect of Term Loans under Section 2.4(b), in the inverse order of maturity of such remaining scheduled installments; provided that if, after applying all or a portion of such prepayment to the Term Loans, the Term Loans shall have been paid in full, any unapplied portion thereof shall be applied to the prepayment of the Revolving Loans without a permanent reduction of the Revolving Commitments.

(iv)          Notice of Mandatory Prepayment. The Borrower Agent shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.5(b), (i) a certificate signed by a Financial Officer of the Borrower Agent setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days’ prior written notice of such prepayment.

(c)            Prepayments of Revolving Loans. If for any reason the Total Revolving Outstandings at any time exceed the Line Cap then in effect, the Borrowers shall within one Business Day of becoming aware of such excess prepay, without premium or penalty, Revolving Loans in an aggregate amount equal to such excess.

(d)           General Rules. All prepayments shall be subject to Section 2.5(e) (to the extent applicable) and Section 3.5, but shall otherwise be without premium or penalty. Each prepayment of a Borrowing shall be applied ratably to the applicable Loans of each Lender. All prepayments shall be accompanied by accrued interest thereon and any additional amounts required pursuant to Section 3.5.

(e)            Upon any (i) voluntary prepayment of the Term Loan (excluding, for the avoidance of doubt, payments pursuant to Section 2.4 and prepayments pursuant to Section 2.5(b)), (ii) voluntary permanent reduction or termination of the Revolving Commitments pursuant to Section 2.3(b), or (iii) acceleration of the Loans in accordance with Section 8.2, Borrowers shall pay to Administrative Agent, for the ratable benefit of the applicable Lenders, as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to (i) 2.0% of the amount of the Term Loans so prepaid and the amount of the Revolving Commitments so reduced or terminated if such prepayment, reduction or termination occurs on or prior to the first anniversary of the Closing Date; (ii) 1.0% of the amount of the Term Loans so prepaid and the amount of the Revolving Commitments so reduced or terminated if such prepayment, reduction or termination occurs after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date; and (iii) 0.0% of the amount of the Term Loans so prepaid and the amount of the Revolving Commitments so reduced or terminated if such prepayment, reduction or termination occurs after the second anniversary of the Closing Date.

Section 2.6             Payments Generally; Administrative Agent’s Clawback.

(a)            General. Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest or fees, or of amounts payable under Sections 3.4, 3.5, or 10.3, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds. In furtherance of the foregoing, each Borrower hereby irrevocably authorizes the Administrative Agent, (i) in the Administrative Agent’s sole discretion, to request on behalf of the Borrowers, Revolving Loans (which shall be Base Rate Loans), in an amount sufficient to pay all principal, interest, fees, or other amounts from time to time due and payable by any Loan Party to any Credit Party hereunder or under any other Loan Document and (ii) on a daily basis, to apply all funds swept in accordance with Section 6.14 to the Obligations in accordance with Section 2.6(g) or Section 8.3, as applicable. All payments to be made by a Loan Party hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Payment Office, except that payments pursuant to Sections 3.4, 3.5, or 10.3, shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)           Pro Rata Treatment. Except as otherwise provided in this Section 2.6 and as otherwise required under Section 3.4(e), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of fees, each reduction of the Revolving Commitments shall be allocated pro rata among the Revolving Lenders in accordance with their respective Applicable Percentages. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

(c)            Administrative Agent’s Clawback. (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Revolving Lenders and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii)           Notice by Administrative Agent. A notice from the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this paragraph (c) shall be conclusive, absent manifest error.

(d)           Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.3(c) are several and not joint. The failure of any Lender to make any Loan or make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.3(c).

(e)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the borrowing of Loans set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)            Insufficient Payment. Subject to the provisions of Article 8, whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Credit Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent (i) first, towards payment of all fees and expenses due to the Administrative Agent under the Loan Documents, (ii) second, towards payment of all expenses then due hereunder, ratably among the parties entitled thereto in accordance herewith, (iii) third, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties, and (iv) fourth, towards payment of principal of Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans then due to such parties.

(h)           Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then such Lender shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)             if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans permitted hereunder to any assignee or participant.

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.7             Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)             Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower Agent may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower Agent, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.7(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees. No Defaulting Lender shall be entitled to receive any Unused Line Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)           Defaulting Lender Cure. If the Borrower Agent and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.8             Joint and Several Liability.

(a)            Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Credit Parties under this Agreement for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)           Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c)            If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d)           The obligations of each Borrower under the provisions of this Section 2.8 constitute the absolute and unconditional, full recourse obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement or any other Loan Document or any other circumstance whatsoever.

(e)            Each Borrower hereby waives, for the benefit of the Credit Parties: (a) any right to require any Credit Party, as a condition of payment or performance by such Borrower, to (i) proceed against any other Borrower, any Guarantor or any other Person, (ii) proceed against or exhaust any security held from any other Borrower, any Guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Credit Party in favor of any other Borrower, any Guarantor or any other Person, or (iv) pursue any other remedy in the power of any Credit Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Borrower or any Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Borrower or any Guarantor from any cause other than payment in full of the Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Credit Party’s errors or omissions in the administration of the Obligations; (e)(i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Borrower’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Credit Party protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to such Borrower and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the ability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(f)            Each Borrower represents and warrants to the Credit Parties that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Credit Parties that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of each other Borrower’s financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)           The provisions of this Section 2.8 are made for the benefit of each Credit Party and its successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any Credit Party of any of its successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or any Guarantor or to exhaust any remedies available to it or them against any Borrower or any Guarantor or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 2.8 shall remain in effect until the occurrence of the Termination Date. If at any time any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by any Credit Party upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.8 will forthwith be reinstated in effect, as though such payment had not been made.

(h)           Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.8, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Credit Party against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until the Termination Date has occurred. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Credit Party hereunder are hereby expressly made subordinate and junior in right of payment to the prior payment in full in cash of the Obligations and occurrence of the Termination Date and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash and the Termination Date shall occur before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of the Credit Parties, and shall forthwith be paid to Administrative Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising.

Article 3

Interest, Fees, Yield Protection, etc.

Section 3.1             Interest.

(a)            Interest Rate Generally. Subject to Section 3.3(b), each Loan and all other Obligations hereunder shall bear interest at a rate determined in accordance with subsection (a) of the definition of Term SOFR plus the Applicable Margin. If any Loan is converted to a Base Rate Loan because of Section 3.3(b) or is an Extraordinary Advance, such Base Rate Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)           Default Rate.

(i)             Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(ii)            Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and the Administrative Agent so notifies the Borrower Agent (provided that no such notification shall be required, and the following interest shall automatically be payable, in the case of an Event of Default under Sections 8.1(a), (b), (h) or (i)), then, so long as such Event of Default is continuing, all outstanding principal of each Loan shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(iii)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Adjustment of Interest Rate. The rate of interest on any SOFR Loan shall be adjusted on each Determination Date. If any SOFR Loan is converted into a Base Rate Loan because of Section 3.3(b), the rate of interest on such Base Rate Loan shall be adjusted automatically and without notice on and as of any change in the Alternate Base Rate as provided in the definition thereof.

(d)            Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and at such other times as may be specified herein, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e)            Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Term SOFR, and Term SOFR Reference Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent clearly manifest error.

(f)            Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments, implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower Agent and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 3.2             Fees.

(a)            Unused Line Fee. Each Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender, an unused line fee (the “Unused Line Fee”), which shall accrue at a rate per annum equal to 0.50% on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. For purposes of computing Unused Line Fees, the Revolving Commitment of any Revolving Lender shall be deemed to be used on any date of determination to the extent of the aggregate principal amount of its outstanding Revolving Loans. Accrued Unused Line Fees shall be payable in arrears on the first day of each month, each date on which the Revolving Commitments are permanently reduced and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date. All Unused Line Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           Collection Days. During a Cash Dominion Trigger Period, each Borrower agrees to pay to the Administrative Agent, for the account of the Revolving Lenders, a fee equal to the additional interest that the Borrowers would have paid in respect of the Revolving Loans, at Term SOFR plus the Applicable Margin, as if funds presented for application to the Revolving Loans had not been received in the collection account and credited to the Borrowers until three Business Days after the Business Day that such payment was actually received in the collection account. Such fee will be payable monthly in arrears.

(c)            Other Fees. Each Borrower agrees to pay to the Administrative Agent fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent (including, without limitation, those set forth in the Fee Letter).

(d)           Payment of Fees Generally. All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds. Fees and other amounts paid shall not be refundable under any circumstances.

Section 3.3             Alternate Rate of Interest.

(a)            Temporary Unavailability of Term SOFR. Subject to Section 3.3(b) below, if:

(i)             the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR; or

(ii)            the Administrative Agent is advised by Required Lenders that Term SOFR will not adequately and fairly reflect the cost of making or maintaining their Loans included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower Agent and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist, all Obligations shall commence bearing interest at the Alternate Base Rate plus the Applicable Margin.

(b)            Effect of Benchmark Transition Event.

(i)             Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and Borrower Agent may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower Agent so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders constituting the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.3(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii)            Conforming Changes. In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Borrower Agent and the Lenders of (1) the implementation of any Benchmark Replacement, and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3(b).

(iv)           Benchmark Unavailability Period. Upon Borrower Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, all Loans shall be made as, or converted to, Base Rate Loans. During any Benchmark Unavailability Period, the component of Alternate Base Rate based upon the then-current Benchmark will not be used in any determination of the Alternate Base Rate.

Section 3.4             Increased Costs; Illegality.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender determines that any Change in Law affecting such Lender regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in paragraph (a) or (b) of this Section and delivered to the Borrower Agent shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)            Illegality. Notwithstanding any other provision of this Agreement but subject to Section 3.3(b), if, after the Closing Date, any Change in Law shall make it unlawful for any Lender to make or maintain any SOFR Loan or to give effect to its obligations as contemplated hereby with respect to any SOFR Loan, then, by written notice to the Borrower Agent and to the Administrative Agent:

(i)             such Lender may declare that SOFR Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder, whereupon any request for a Borrowing shall, as to such Lender only, be deemed a request for a Base Rate Loan unless such declaration shall be subsequently withdrawn; and

(ii)            such Lender may require that all outstanding SOFR Loans made by it be converted to Base Rate Loans, in which event all such SOFR Loans shall be automatically converted to Base Rate Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the SOFR Loans that would have been made by such Lender or the converted SOFR Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such SOFR Loans, as applicable. For purposes of this paragraph, a notice to the Borrower Agent by any Lender shall be effective as to each SOFR Loan made by such Lender on the date of receipt by the Borrower Agent.

(f)            No Requirement of Matched Funding. Notwithstanding any other provision of this Agreement, neither the Administrative Agent nor any Lender, nor any of their Participants, is required to match fund any Obligation as to which interest accrues at Term SOFR.

Section 3.5             Taxes.

(a)            Defined Terms. For purposes of this Section 3.5, the term “applicable law” includes FATCA.

(b)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Loan Parties. Each of the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by the Loan Parties. Each of the Loan Parties shall jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Agent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay to the Administrative Agent as required pursuant to Section 3.5(e)(ii).

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.5, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)           Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Agent and the Administrative Agent, at the time or times reasonably requested by the Borrower Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrower Agent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5 (g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower Agent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (A) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed copies of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Agent and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(i)             Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Termination Date.

(j)             Confidentiality. Nothing contained in this Section shall require any Credit Party or any other indemnified party to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary) to the indemnifying party or any other Person.

Section 3.6             Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 3.4, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall (at the request of the Borrower Agent) use reasonable efforts to designate a different funding office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.4 or Section 3.5, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 3.4 or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5 and, in each case, such Lender has declined or is unable to designate a different funding office, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.4 or Section 3.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)             unless waived by the Administrative Agent in its sole discretion, the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.4;

(ii)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable law; and

(v)           in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented (or is willing to consent upon becoming a Lender) to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Article 4

Conditions Precedent to LOANS

Section 4.1             Conditions to Initial Loans. The effectiveness of this Agreement and the obligation of each Lender to make its initial Loans hereunder on the Closing Date is subject to satisfaction or waiver of the following conditions precedent:

(a)            Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received a counterpart of this Agreement and each other Loan Document required to be delivered on the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent.

(b)           Legal Opinion. The Administrative Agent shall have received favorable written opinions (addressed to the Credit Parties and dated the Closing Date) from Pillsbury Winthrop Shaw Pittman LLP, special New York counsel to the Company, and from Connell Foley LLP, special New Jersey counsel to the Company, each in form and substance reasonably satisfactory to the Administrative Agent.

(c)           Officers’ Closing Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Company confirming that the conditions set forth in clause (m) of this Section 4.1 and in clauses (a), (b) and (d) of Section 4.2 shall be satisfied.

(d)           Fees and Expenses. Substantially contemporaneously with the making of the Loans to be made on the Closing Date, the Borrowers shall have paid all fees and expenses that under the terms hereof or of the Fee Letter are due and payable on or prior to the Closing Date, as well as the reasonable fees, disbursements and other charges of counsel to the Administrative Agent in connection with the Transactions to the extent invoiced on or prior to the Closing Date.

(e)            Collateral and Guarantee Requirement.

(i)             The Collateral Documents to be delivered on the Closing Date (as set forth in Schedule 4.1(e)) shall have been duly executed and/or delivered by each Loan Party that is to be a party thereto and shall be in full force and effect. The Administrative Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and the priority described in each such Collateral Document; and

(ii)            The Administrative Agent shall have received the Perfection Certificate with respect to each Loan Party dated the Closing Date, duly executed by a Responsible Officer of each Loan Party and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, in each case as indicated on the Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 7.2 or have been or will be contemporaneously released or terminated.

(iii)            The Administrative Agent shall have received, reviewed and be satisfied with an appraisal of the Loan Parties’ Inventory and machinery and equipment.

(f)             Solvency Certificate. The Administrative Agent shall have received a solvency certificate attesting to the Solvency of the Company and its Subsidiaries, taken as a whole on a consolidated basis, on the Closing Date after giving effect to the Transactions, from a Responsible Officer of the Company.

(g)            Funds Flow. The Administrative Agent shall have received a completed Borrowing Request and funds flow agreement, duly executed by a Responsible Officer of the Borrower Agent with respect to the Loans to be made on the Closing Date.

(h)            Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as lender’s loss payee and/or additional insured, as applicable, under each insurance policy with respect thereto and all endorsements thereto have been delivered, in each case, in accordance with the terms of the Loan Documents.

(i)             Pro-Forma Compliance Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Company, setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants on a Pro Forma Basis immediately after giving effect to the Transactions occurring on the Closing Date.

(j)            USA PATRIOT Act; KYC. Prior to the Closing Date, each Lender shall have received:

(i)            any and all documentation and other information requested by such Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act; and

(ii)            to the extent any Loan Party constitutes a “legal entity customer” under the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in relation to the Borrower.

(k)            Financial Statements. The Administrative Agent shall have received (i) audited consolidated financial statements of the Company for the most recent Fiscal Year and (ii) unaudited interim consolidated financial statements of the Company for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available (provided that the financial statements described in the foregoing clauses (i) and (ii) shall be deemed to be received by the Administrative Agent if the Company shall have filed such financial statements with the Securities and Exchange Commission).

(l)             Projections. The Administrative Agent shall have received a business plan for the Loan Parties which includes quarterly projections for the first two years after the Closing Date, which projections shall be satisfactory to the Administrative Agent in form and substance and will include, but not be limited to, an income statement, balance sheet, cash flow, and to the extent available, an Availability model.

(m)           No Material Adverse Effect. Since June 30, 2022, there shall not have occurred a Material Adverse Effect.

(n)           Officer’s Certificates. The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party, dated the Closing Date, (i) attesting to the resolutions of such Loan Party’s board of directors or managers authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing officers of such Loan Party to execute the same, (iii) attesting to the incumbency and signatures of the officers of such Loan Party, (iv) attaching copies of such Loan Party’s Organizational Documents, and (v) attaching copies of a certificate of status with respect to such Loan Party, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction (or other similar status, as applicable).

(o)            Borrowing Base Certificate / Availability. The Administrative Agent shall have received a Borrowing Base Certificate, dated the Closing Date and signed by a Financial Officer of the Borrower Agent, prepared as of such date as the Administrative Agent may elect, evidencing that, immediately after the making of the initial Loans and after giving effect to the Transactions (including the payment of all Transaction Expenses), Availability shall be at least $6,250,000.

For purposes of determining whether the Closing Date has occurred, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory Administrative Agent or such Lender, as the case may be, unless such Lender has notified the Administrative Agent of any disagreement prior to the initial Loans hereunder.

Section 4.2      Conditions to All Loans. The obligation of each Lender to honor any Borrowing Request hereunder is subject to the satisfaction of the following conditions precedent:

(a)            Each of the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)            No Default or Event of Default shall exist, or would result from such proposed Loan or from the application of the proceeds therefrom.

(c)            The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.

(d)            After giving effect to such proposed Loan, the Total Revolving Outstandings (other than any Overadvances or Protective Advances to the extent permitted hereunder) shall not exceed the Line Cap then in effect.

Each Borrowing Request submitted by the Borrower Agent shall be deemed to be a representation and warranty that the conditions specified in Sections 4.2(a), (b), and (d) have been satisfied on and as of the date of the applicable Loan.

Article 5

Representations and Warranties

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

Section 5.1      Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c) or (d), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintains all permits and licenses necessary to conduct its business, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.2      Authorization; No Contravention. The execution and delivery by each Loan Party of each Loan Document to which such Loan Party is a party, and the performance of all of its obligations thereunder, are within such Loan Party’s corporate, limited liability company or other analogous powers, have been duly authorized by all necessary corporate, limited liability company or other analogous action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clauses (b)(i), (b)(ii) and (c), to the extent that such conflict, breach, contravention or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.3      Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document to which it is a party, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Loan Documents, except for (i) filings and recordings necessary to satisfy the Collateral and Guarantee Requirement, and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, and (iii) such approvals, consents, exemptions, authorizations, actions, notices and filings the failure of which to have obtained or made would not reasonably be expected to have a Material Adverse Effect.

Section 5.4      Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity, regardless of whether considered in a proceeding in equity or at law, (c) implied covenants of good faith and fair dealing and (d) the need for filings, registrations and recordations necessary to create or perfect Liens on the Collateral granted by such Loan Party in favor of the Administrative Agent or the Secured Parties.

Section 5.5      Financial Statements; No Material Adverse Effect.

(a)            The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Years ended September 30, 2019, September 30, 2020 and September 30, 2021, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal month and the portion of the Fiscal Year ending June 30, 2022, certified by its Financial Officer. Such financial statements fairly present the financial condition of the Company and its Subsidiaries, as applicable, as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(b)            Since June 30, 2022, there has been no event or circumstance, either individually or in the aggregate, that has had a Material Adverse Effect.

Section 5.6      Litigation. Except as set forth on Schedule 5.6, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against any Loan Party or, to the knowledge of any Loan Party, threatened in writing against or affecting the Loan Parties or any of their Subsidiaries (a) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve or affect any Loan Document or the Transactions.

Section 5.7      Environmental Matters.

(a)            Except as set forth on Schedule 5.7, except for Environmental Claims which have been fully resolved with no remaining obligations or conditions and except for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)            each Loan Party and its Subsidiaries possess all Environmental Permits required under applicable Environmental Law to conduct their respective businesses and are, and within applicable statutes of limitation, have been, in compliance with the terms of such Environmental Permits. No Loan Party or any of its Subsidiaries has received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed;

(ii)           the execution and delivery of this Agreement and the consummation by the Loan Parties of the Transactions does not require any notification, registration, reporting, filing, investigation, or environmental response action under any Environmental Law;

(iii)          each of the Loan Parties and their Subsidiaries are currently, and within applicable statutes of limitation, have been, in compliance with all applicable Environmental Law;

(iv)          no Loan Party nor any of its Subsidiaries has received (A) notice of any pending or threatened civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information under any Environmental Law, or (B) notice of actual or potential liability under any Environmental Law including any Environmental Liability that such Loan Party or Subsidiary may have retained or assumed either contractually or by operation of law or of any Environmental Claim, in either case with respect to clauses (A) or (B) that reasonably could be expected to result in expenditure by such Loan Party or Subsidiary. No Loan Party or any of its Subsidiaries has knowledge of any circumstances that reasonably could be expected to result in Environmental Liability;

(v)           as of the Closing Date: (A) no property or facility currently, or to the knowledge of each Loan Party, formerly owned, operated or leased by any Loan Party or any of its current or former Subsidiaries or by any respective predecessor in interest, and (B) no property at which Hazardous Materials generated, owned or controlled by any Loan Party, any of its present or former Subsidiaries or any predecessor in interest have been stored, treated or disposed of, have been identified by a Governmental Authority as recommended for or requiring or potentially requiring environmental assessment and/or response actions under Environmental Law;

(vi)            (A) there has been no spill, discharge or Release of any Hazardous Material generated, used, owned, stored or controlled by any Loan Party, any of its Subsidiaries or any predecessor in interest, on, at or under any property currently or formerly owned, leased or operated by any Loan Party, any of its current or former Subsidiaries or any predecessor in interest, (B) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case (A) or (B), that reasonably could be expected to require investigation, removal, remedial or corrective measures by any Loan Party or any of its Subsidiaries or that reasonably could result in liabilities of, or losses, damages or costs to any Loan Party or any of its Subsidiaries under any Environmental Law, and (C) neither the Loan Parties nor any of their Subsidiaries has retained or assumed any liability contractually or by operation of law with regard to the generation, treatment, storage or disposal of Hazardous Materials or compliance with Environmental Law that could reasonably be expected to result in expenditures by any Loan Party or any of its Subsidiaries;

(vii)            (A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any facility or property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, in either case (A) or (B) except in compliance with applicable Environmental Laws or as would not result in Environmental Liability;

(viii)            no Lien has been recorded against any properties, assets or facilities currently owned, leased or operated by any Loan Party or any of its Subsidiaries under any Environmental Law.

Section 5.8      Ownership of Properties. Each Loan Party and its Subsidiaries (a) has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Permitted Encumbrances and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, and (b) has complied with all obligations under all material leases to which it is a party, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect, and, to the Borrowers’ knowledge, all such leases are in full force and effect.

Section 5.9      Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.10      Investment Company Status, Etc. No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 5.11      Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being Properly Contested, which contest conclusively operates to stay imposition of any penalty, fine, or Lien resulting from the non-payment thereof and except for such Taxes and reports the failure of which to file or pay would not result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to any Loan Party or any of its Subsidiaries that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.12      ERISA. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect:

(a)            Each Loan Party and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder; no ERISA Event has occurred or is reasonably expected to occur that would result in liability for the Loan Parties or their respective ERISA Affiliates; no event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any Pension Plan; the present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of FASB Accounting Standards Codification 715 (“ASC 715”)) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of ASC 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans.

(b)            Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification; and each Loan Party and ERISA Affiliate has made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(c)            There are no pending or, to the knowledge of the Loan Parties, threatened (in writing) claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan; and there has been no violation of the fiduciary responsibility rules of ERISA with respect to any Pension Plan.

(d)            No Loan Party or ERISA Affiliate (i) has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (ii) has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan, and (iii) has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(e)            No such Pension Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Pension Plan or any other plan of any Loan Party or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Pension Plan or any such trust, to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

(f)            With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

Section 5.13      Subsidiaries; Equity Interests. As of the Closing Date, no Loan Party has any direct or indirect Subsidiaries or investments in, or joint ventures or partnerships with, any Person, except as disclosed in Schedule 5.13. Such Schedule sets forth (a) the name and jurisdiction of organization or incorporation of each Subsidiary and (b) the ownership interest of each Loan Party and its respective Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership. Neither any Loan Party nor any of its Subsidiaries has issued any Disqualified Equity Interests and there are no outstanding options or warrants to purchase Equity Interests of any Loan Party or any of its Subsidiaries of any class or kind, and there are no agreements, voting trusts or understandings with respect thereto or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other rights with respect thereto, whether similar or dissimilar to any of the foregoing. All of the issued and outstanding Equity Interests owned by any Loan Party in its Subsidiaries have been duly authorized and issued and are fully paid and non-assessable and are free and clear of all Liens other than Liens in favor of the Administrative Agent under the Collateral Documents and Liens permitted under Section 7.2 that arise by operation of law.

Section 5.14      Insurance. As of the Closing Date, the Loan Parties and their Subsidiaries maintain insurance consistent with the requirements of this Agreement, and all premiums in respect of such insurance that are due and payable have been paid.

Section 5.15      Federal Reserve Regulations, Etc. Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and after giving effect to the making of each Loan, Margin Stock will constitute less than 25% of each Loan Party’s assets as determined in accordance with Regulation U. No part of the proceeds of any Loan will be used, directly or indirectly, (a) to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X or (b) for any purpose that would violate any Anti-Corruption Laws, Anti-Money Laundering Laws, or applicable Sanctions.

Section 5.16      Collateral Documents.

(a)            The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof and (i) when the Pledged Equity Interests (other than uncertificated Equity Interests) and the Pledged Debt Securities (as each such term is defined in the Security Agreement) are delivered to the Administrative Agent together with the proper endorsements, the Lien created under Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Equity Interests and Pledged Debt Securities, in each case superior in right to any other Lien or right of any other Person and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 5.16(a) and, with respect to Collateral consisting of Intellectual Property, when the Security Agreement (or Copyright Security Agreement(s), Patent Security Agreement(s) and/or Trademark Security Agreement(s), as applicable) are filed with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and in each case, all applicable filing fees have been paid, the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral, in each case superior in right to any other Lien or right of any other Person, other than Liens expressly permitted by Section 7.2 which by operation of law or contract have priority over the Liens securing the Obligations.

(b)            Each Mortgage, upon the execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the applicable Loan Parties’ right, title and interest in and to each Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages shall have been properly recorded in the appropriate real property records and all applicable fees shall have been paid, such Mortgages will constitute a fully perfected Lien on all right, title and interest of the applicable Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens permitted by Section 7.2 and any exceptions listed in each insurance policy covering such Mortgages having priority over the Liens securing the Obligations.

Section 5.17      Solvency. As of the Closing Date and as of the date of each Borrowing made pursuant to a Borrowing Request, the Company and its Subsidiaries, when taken as a whole on a consolidated basis, are Solvent.

Section 5.18      Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)            Each Loan Party, its Subsidiaries and their respective officers, employees, directors and agents acting on their behalf, are in compliance in all material respects with applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws, and applicable Sanctions. None of the Loan Parties, any of their Subsidiaries or any director, officer or employee of any Loan Party or any of its Subsidiaries is an individual or entity that is, or is owned or controlled by, a Sanctioned Person or is located, organized or resident in a country or territory that is a Sanctioned Country. Each Loan Party and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents acting on their behalf with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.

(b)            The Borrowers will not, directly or indirectly, use the proceeds of any Loan or other transaction contemplated hereby or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person. Neither the making of the Loans or other transactions contemplated hereby nor the use of the proceeds thereof will violate Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

(c)            Borrowers have taken, and shall continue to take until the Loan is fully repaid, such measures as are required by law to assure that the funds used to repay the Loan are derived: (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(d)            To the best of Borrowers’ knowledge after making due inquiry, neither any Loan Party nor any Person providing funds to Borrowers: (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(e)            Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”). Each Loan Party and each of its Subsidiaries are in compliance in all material respects with applicable Anti-Terrorism Laws.

Section 5.19      Material Owned Real Property. Schedule 5.19 lists completely and correctly as of the Closing Date all Material Owned Real Property owned in fee by a Loan Party and the addresses thereof.

Section 5.20      Accuracy of Information, Etc.

(a)            To the best of the Company’s knowledge, as of the Closing Date, all written information (other than projections, budgets, forecasts, forward-looking information, third party consultant reports, pro forma financial information, estimates and information of a general economic or industry-specific nature) concerning the Loan Parties and their respective Subsidiaries or the Transactions, when taken as a whole, was true and correct in all material respects as of the date such information was furnished to the Credit Parties and as of the Closing Date, and did not contain any material misstatement of fact as of any such date or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates thereto). As of the Closing Date, the projected financial information prepared by or on behalf of the Loan Parties that has been made available to the Credit Parties in connection with the Transactions has been prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their respective Affiliates, that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material, and that no assurances can be given that any such projections will be realized).

(b)            As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.21      Labor Matters. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Loan Party or any of its Subsidiaries pending or, to the knowledge of any Loan Party, threatened (in writing); (b) the hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (c) all material payments due from the Loan Parties or any of their Subsidiaries, or for which any claim may be made against any of the Loan Parties or any of their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary; and (d) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Loan Parties or any of their Subsidiaries is bound.

Section 5.22      No Default. No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

Section 5.23      Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 5.24      Brokers’ Fees. None of the Loan Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents other than the closing and other fees payable pursuant to this Agreement and as set forth in the Fee Letter.

Section 5.25      Accounts. With respect to each of the Loan Parties’ Eligible Accounts, unless otherwise disclosed to the Administrative Agent in writing:

(a)            It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(b)            It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Loan Party, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Loan Party and the Account Debtor;

(c)            It is for a liquidated amount maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to the Administrative Agent;

(d)            There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to the Administrative Agent with respect thereto;

(e)            To the best of the Loan Parties’ knowledge, the Account Debtor thereunder (i) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) such Account Debtor is Solvent; and

(f)            To the best of the Loan Parties’ knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor’s financial condition or the collectability of such Account.

Section 5.26      Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, each Borrower owns or has the lawful right to use all material Intellectual Property necessary for the conduct of its business.

Article 6

Affirmative Covenants

Until the Termination Date, each Loan Party covenants and agrees with the Credit Parties that:

Section 6.1      Financial Statements and Other Information. Each Loan Party will furnish or cause to be furnished to the Administrative Agent and each Lender either in hard copy or by posting to ABLSoft, or, if requested by the Administrative Agent, by another form of Approved Electronic Communication pursuant to procedures approved in writing by the Administrative Agent:

(a)            as soon as available and in any event within 120 days after the end of each Fiscal Year, (i) the audited consolidated balance sheet of the Company and its Subsidiaries together with the related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by KPMG LLP or another registered independent public accounting firm of recognized standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) the unaudited consolidating balance sheets of the Company and its Subsidiaries and the related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year and certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the Company’s notice to the Administrative Agent of a public filing with the Securities and Exchange Commission of any required audited financial statements on Form 10-K will satisfy the requirements under this Section 6.1(a);

(b)            within 30 days after the end of each month, (i) the unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries and the related unaudited statements of income, stockholders’ equity and cash flows as of the end of and for such month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) during a Financial Covenant Testing Trigger Period, the unaudited consolidated and consolidating balance sheet of the Loan Parties and the related unaudited statements of income, stockholders’ equity and cash flows as of the end of and for such month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)            concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of the Borrower Agent (i) containing either a certification that no Default exists or, specifying the nature of each such Default, the nature and status thereof and any action taken or proposed to be taken with respect thereto, (ii) certifying that there have been no changes to the jurisdiction of organization or legal name of any Loan Party since the date of the last Compliance Certificate delivered pursuant to this Agreement, (iii) attaching reasonably detailed calculations demonstrating compliance with the Financial Covenants, (iv) certifying that the Company has not formed or acquired any new Subsidiaries other than those Subsidiaries set forth on the relevant Schedule to such Compliance Certificate, and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.5 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(d)            concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)            (i) within 20 days before the beginning of each Fiscal Year, an annual consolidated and consolidating forecast for the Company and its business segments for such Fiscal Year prepared on a quarter-by-quarter basis, including projected consolidated balance sheets, statements of income, cash flow, and Availability of the Company and its Subsidiaries, all in reasonable detail acceptable to the Administrative Agent; (ii) promptly upon preparation thereof, such other forecasts that the Company or any Subsidiary may prepare and any revisions that may be made to any forecast previously delivered to the Administrative Agent and the Lenders; and (iii) no later than 30 days after the end of each fiscal quarter in which there has been a material deviation from a forecast provided to the Administrative Agent and the Lenders, a certificate of a Financial Officer of the Borrower Agent explaining the deviation and the action, if any, that has been taken or is proposed to be taken with respect thereto; in each case the foregoing forecasts shall state all underlying assumptions;

(f)            concurrently with the delivery of any Compliance Certificate under clause (d) above, a discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries for the portion of the Fiscal Year then elapsed, including a discussion of the reasons for any significant variations from the figures for the corresponding period of the previous Fiscal Year;

(g)            promptly following any request therefor, (i) such other information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT ACT, the Beneficial Ownership Regulation or other applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Anti-Terrorism Laws (including those passed pursuant to the USA PATRIOT ACT), and (ii) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request; and

(h)            promptly after execution thereof, a copy of all material amendments, modifications or waivers to the Organizational Documents of the Loan Parties.

Section 6.2      Notices of Material Events. Each Loan Party will furnish or caused to be furnished to the Administrative Agent prompt written notice of the following:

(a)            the occurrence of any (i) Default or (ii) Event of Default, in each case specifying the nature and extent thereof;

(b)            the occurrence of any event of default in respect of any Material Indebtedness, specifying the nature and extent thereof;

(c)            the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against, or affecting, any Loan Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(d)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Loan Party to its shareholders generally, as the case may be, provided that that such reports, proxy statements, filings and other materials required to be delivered pursuant to this Section 6.2(b) shall be deemed delivered for purposes of this Agreement when the Company notifies the Administrative Agent that such information is posted to the website of any of the Loan Parties or the website of the Securities and Exchange Commission;

(e)            promptly after any Loan Party or any of its Subsidiaries (i) being required to file reports under Section 15(d) of the Securities Exchange Act of 1934, or (ii) registering securities under Section 12 of the Securities Exchange Act of 1934; provided that the Company’s notice to the Administrative Agent of a public filing with the Securities and Exchange Commission of any such required information will satisfy the requirements under this Section 6.2(e);

(f)            in the event that any Guarantor or any Person required to become a Guarantor pursuant to Section 6.12 shall become, or cease to be, a Subsidiary or a Guarantor, the Borrower Agent shall promptly furnish to the Administrative Agent an updated list of Subsidiaries or Guarantors, as the case may be; and

(g)            any change in the information provided in the most recently delivered Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of the Borrower Agent or other executive officer of the Borrower Agent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3      Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any sale, lease, transfer or other disposition permitted by Section 7.5.

Section 6.4      Payment and Performance of Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, pay or perform all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto and any other obligations that if not paid or performed, could reasonably be expected to result in a Material Adverse Effect before the same shall have become delinquent or in default; provided that (a) no such Tax or claim need be paid if it is being Properly Contested, (b) the failure to make payment pending such contest could not reasonably be expected to result in a Lien on any property or asset owned by a Loan Party and (c) nothing in this Section shall be deemed to require any Loan Party to pay any subordinated Indebtedness in violation of the subordination provisions applicable thereto.

Section 6.5      Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 6.6      Books and Records; Inspection Rights. Each Loan Party will, and will cause each of its Subsidiaries to (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accounting firm, all at the expense of the Borrowers and at such reasonable times and as often as reasonably requested; provided, however, so long as no Event of Default has occurred and is continuing, the Borrowers shall only be responsible for the costs and expenses of (i) not more than three commercial field examination per year (excluding any commercial field examinations conducted in connection with an Acquisition) of the Loan Parties, the Collateral, and such other matters, in the case of each of the foregoing, as the Administrative Agent shall deem appropriate in its Permitted Discretion and (ii) one inventory appraisal per year and one equipment appraisal per year (excluding any inventory or equipment appraisals conducted in connection with an Acquisition), from appraisers stating the then current fair market value or orderly liquidation value of the Inventory, Equipment or other Collateral of the Loan Parties, which appraisals and field examinations may be conducted by employees of the Administrative Agent or by third parties hired by the Administrative Agent; and provided further, during the existence of an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and with reasonable prior notice.

Section 6.7      Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all laws (including Environmental Laws), rules, regulations and orders of any Governmental Authority applicable to it or its property and maintain all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. In addition, and without limiting the foregoing, each Loan Party will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws, applicable Sanctions and the USA PATRIOT Act and the regulations promulgated thereunder.

Section 6.8      Use of Proceeds.

(a)            The proceeds of the initial Revolving Loans and Term Loans may be used (i) to finance the Permitted Excluded Subsidiary Transactions and fund fees, costs and expenses in connection with the Initial Acquisition, (ii) to fund the Transaction Expenses and (iii) for general corporate purposes not inconsistent with the terms hereof or in contravention of any applicable law or any Loan Document. The proceeds of subsequent Loans will be used only for general corporate purposes not inconsistent with the terms hereof or in contravention of any applicable law or any Loan Document.

(b)            No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or (b) for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U, and X. The Borrowers will not request any Loan, and the Borrowers shall not use, and shall ensure that each Loan Party, their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any Anti-Money Laundering Laws, applicable Sanctions or any Anti-Terrorism Laws by any Person, including any Credit Party.

Section 6.9      Information Concerning Loan Parties. Each Loan Party will furnish to the Administrative Agent written notice (a) at least 10 days prior to any change in the legal name, organizational form, or jurisdiction of incorporation or formation of any Loan Party, and (b) within 10 days of any change in the location of the chief executive office of any Loan Party, or its principal place of business, or the Federal Taxpayer Identification Number or company organizational number of any Loan Party. Each Loan Party agrees to cause all necessary filings to be made under the UCC or other applicable law that are required in order for the Administrative Agent to continue to have a valid, legal and perfected security interest in all the Collateral.

Section 6.10      Insurance.

(a)            Each Loan Party will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and of same or similar size, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it (including all insurance required pursuant to the Collateral Documents); and maintain such other insurance as may be required by law.

(b)            The Loan Parties shall maintain flood insurance on all Mortgaged Properties located in an area identified by the Federal Emergency Management Agency or any successor thereto as a special flood hazard area, from such providers, in amounts and on terms in accordance with the Flood Laws or as otherwise satisfactory to all Lenders;

(c)            Each Loan Party will, and will cause each of its Subsidiaries to, (i) cause all insurance policies to be endorsed or otherwise amended to include an additional insured endorsement or a “standard” or “New York” lender’s loss payable endorsement, as appropriate, each in form and substance reasonably satisfactory to the Administrative Agent, and which lender’s loss payable endorsement or amendment shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to such Loan Party under such policies directly to the Administrative Agent, (ii) cause all such policies to provide that neither such Loan Party, any Subsidiary or the Administrative Agent nor any other party shall be a co-insurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably require from time to time to protect its interests, (iii) upon request by the Administrative Agent deliver original or certified copies of all such policies to the Administrative Agent, (iv) cause each such policy to provide that it shall not be canceled, modified or not renewed for any other reason upon not less than 30 days’ (or 10 days’ in the case of cancellation or non-renewal as a result of the failure to pay the premium of any such policy) prior written notice thereof by the insurer to the Administrative Agent, (v) deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(d)            Each Loan Party will promptly upon request of the Administrative Agent or any other Lender, deliver to the Administrative Agent (for distribution to all Lenders), evidence of compliance by all Loan Parties with the requirements contained Sections 6.10(a) through (c) in form and substance reasonably acceptable to the Administrative Agent, including, evidence of annual renewals of such insurance.

(e)            In connection with the covenants set forth in this Section 6.10, it is understood and agreed that:

(i)            no Credit Party or any of its Related Parties shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.10, it being understood that (A) each Loan Party shall look solely to its insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against any Credit Party or any of their Related Parties, provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each Loan Party (for itself and each of its Subsidiaries) hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Credit Parties and their Related Parties; and

(ii)            the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Required Lenders under this Section 6.10 shall in no event be deemed a representation, warranty or advice by any Credit Party that such insurance is adequate for the purposes of the business of any Loan Party or its Subsidiaries or the protection of their properties and the Administrative Agent and the Required Lenders shall have the right from time to time to require the Loan Parties and their respective Subsidiaries to keep other insurance in such form and amount as the Administrative Agent or the Required Lenders may reasonably request; provided that such insurance shall be obtainable on commercially reasonable terms

Section 6.11      Casualty or Condemnation Events; Dispositions.

(a)            Each Loan Party will, and will cause each of its applicable Subsidiaries to, furnish to the Credit Parties prompt written notice of each Casualty or Condemnation Event or other insured damage to any portion of any property owned by itself or any of its Subsidiaries or the commencement of any action or proceeding for the condemnation or other taking of any such property or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding that, in each case, would require a mandatory prepayment of the Loans pursuant to Section 2.5(b)(i)(A) or Section 2.5(b)(i)(C).

(b)            If any Casualty or Condemnation Event or any Disposition results in Net Cash Proceeds (whether in the form of insurance proceeds, condemnation award or otherwise), if the Company notifies the Administrative Agent in writing of its intention to repair, restore or replace the applicable assets or to otherwise reinvest such Net Cash Proceeds in assets used or useful in the business of the Company and its Subsidiaries, then the Loan Parties shall not be required to make any prepayment pursuant to Section 2.5(b)(i)(A) or Section 2.5(b)(i)(C) to the extent (i) no Event of Default shall have occurred and be continuing (other than any such Event of Default that would be cured as a result of such repair, restoration, replacement or reinvestment), (ii) that such Net Cash Proceeds are so reinvested within 18 months following receipt thereof, which 18 month period shall be extended by another 180 days to the extent that the Company and/or its Subsidiaries have committed to reinvest such Net Cash Proceeds during such initial 18 month period and (iii) prior to being reinvested such Net Cash Proceeds are held in a Controlled Account; provided that, to the extent such Net Cash Proceeds have not been so reinvested prior to the expiration of the applicable period, the Company shall promptly prepay the Loans after the expiration of the applicable period in an amount equal to the amount of Net Cash Proceeds that were intended to be reinvested during such applicable period but were not reinvested. Notwithstanding anything to the contrary herein, no premium or penalty shall be required to be paid in connection with any prepayment described in this Section 6.11.

Section 6.12      Covenant to Guarantee and Provide Security.

(a)            Additional Subsidiaries. If any Subsidiary of a Loan Party is formed or acquired after the Closing Date, the Borrower Agent will notify the Credit Parties in writing thereof within five Business Days following the date on which such Subsidiary is formed or acquired (or such later date as may be acceptable to the Administrative Agent in its sole discretion) and, by such date:

(i)            the Loan Parties will cause each such Subsidiary that is a Domestic Subsidiary to (A) execute and deliver a Subsidiary Joinder Agreement and a joinder to the Perfection Certificate and (B) promptly take such actions to create and perfect Liens on such Domestic Subsidiary’s assets to secure the Obligations as the Administrative Agent shall reasonably request (including the execution and delivery of any collateral document necessary or appropriate to create and perfect Liens with respect to such Domestic Subsidiary’s owned or leased real property or any Collateral Access Agreement or similar document),

(ii)           if any Equity Interests issued by any such Subsidiary that is a Domestic Subsidiary are owned or held by or on behalf of any Loan Party, the Loan Parties will cause such Equity Interests to be pledged pursuant to the Collateral Documents not later than the tenth Business Day after the date on which such Subsidiary is formed or acquired,

(iii)          if any Equity Interests issued by any such Subsidiary that is a Foreign Subsidiary are owned or held by or on behalf of any Loan Party, the Loan Parties will cause at least 65% of such Equity Interests to be pledged pursuant to the Collateral Documents not later than the tenth Business Day after the date on which such Foreign Subsidiary is formed or acquired, and

(iv)          the Loan Parties will deliver or cause to be delivered to the Administrative Agent such certificates and legal opinions as would have been required had such Subsidiary that is a Domestic Subsidiary been a Guarantor on the Closing Date.

(b)            Further Assurances.

(i)            Each Borrower will, and will cause each of the Loan Parties to, grant to the Administrative Agent, for the benefit of the Secured Parties, security interests in such of its assets and properties as are not covered by the Collateral Documents in order that the Loan Parties be in compliance with the Collateral and Guarantee Requirement. Such security interests shall (i) be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and (ii) constitute valid and enforceable perfected security interests superior to and prior to the rights of all third Persons, and subject to no other Liens, except Liens permitted by Section 7.2. Such additional collateral documents and the other instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to such additional collateral documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

(ii)            Each Borrower will, and will cause each of the Loan Parties to, at its own expense, make, execute, endorse, acknowledge, file or deliver to the Administrative Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, surveys, reports and other assurances or instruments, and take such further steps relating to the Collateral covered by any of the Collateral Documents as the Administrative Agent may reasonably require. Each Borrower shall cause to be delivered to the Administrative Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent.

(iii)            Each action required by this Section 6.12(b) shall be completed as soon as possible, but in no event later than 30 days (or such longer period in the case of actions involving third parties as determined by the Administrative Agent in its reasonable discretion) after any such assets or properties are acquired or such action is requested to be taken by the Administrative Agent, as the case may be.

(c)            Real Property.

(i)            Upon the acquisition of fee title by any Loan Party after Closing Date of any Material Owned Real Property or if any Real Property owned in fee by a Loan Party becomes Material Owned Real Property, the Borrower Agent shall promptly notify the Administrative Agent, setting forth with specificity a description of such Material Owned Real Property, including the location thereof, any structures or improvements thereon and, as determined by the Administrative Agent in its Permitted Discretion, either an appraisal or Borrower Agent’s good faith estimate of the current value of such Material Owned Real Property. Within 90 days after the delivery of such notice, unless the Administrative Agent in its Permitted Discretion determines not to require a Mortgage on such Material Owned Real Property:

(A)            the Loan Party that owns such Material Owned Real Property shall have satisfied the Mortgage Requirement, and

(B)            the Borrowers shall, or shall cause such Loan Party to, pay all fees and expenses, including Attorney Costs, and all title insurances charges and premiums, in connection with each Loan Party’s obligations under this Section.

(ii)            Notwithstanding the foregoing, (1) with respect to the Real Property expected to be acquired by the Excluded Subsidiary as part of the Initial Acquisition, if the Initial Acquisition Sale Leaseback is entered into with respect to such Real Property on terms and conditions consistent with Section 7.6 within the 180 day period after the Closing Date, then the requirements described in Sections 6.12(c)(i)(A) and (B) above shall not apply with respect to such Real Property, and (2) with respect to any other Real Property (other than Real Property described in the foregoing clause (1)) owned at any time by the Excluded Subsidiary, the requirements described in Section 6.12(c)(i)(A) and (B) above shall not apply with respect to such Real Property until such time as the Excluded Subsidiary becomes a Loan Party in accordance with the terms hereof.

(iii)            Notwithstanding the foregoing, no Real Property owned by a Loan Party shall be taken as Collateral unless each Lender confirms to the Administrative Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Laws or as otherwise satisfactory to such Lender.

Section 6.13      Environmental Matters. Each Loan Party will, and will cause each of their respective Subsidiaries to, (a) conduct its operations in material compliance with all applicable Environmental Laws, (b) implement any and all investigation, remediation, removal and response actions that either are necessary to materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, under, or from any of their owned or leased property or are requested by any Governmental Authority pursuant to Environmental Law, (c) notify the Administrative Agent promptly upon becoming aware of any violation of Environmental Laws or any Release of Hazardous Materials on, at, under, or from, any property that is reasonably likely to result in an Environmental Claim against any Loan Party or any of its Subsidiaries in excess of the Threshold Amount and promptly forward to the Administrative Agent a copy of any written communication received in connection therewith. If the Administrative Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or a Release of Hazardous Materials on, at, under, or from any property owned or leased by any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, then, subject to Section 9.3(d), upon request by the Administrative Agent the Borrowers shall cause such Loan Party to permit the Administrative Agent to appoint a nationally-recognized independent environmental testing firm or such other consultant as the Administrative Agent shall determine, at the Loan Parties’ expense, to have access to all property owned or leased by each Loan Party and each of its Subsidiaries for the purpose of conducting such environmental testing, including subsurface sampling of soil and groundwater, as the Administrative Agent deems appropriate to investigate the subject of the potential violation or Release.

Section 6.14      Cash Management.

(a)            Maintenance of Controlled Accounts. Within 45 days after the Closing Date (or such longer period as may be agreed by the Administrative Agent), each Loan Party shall enter into, and cause each depository securities intermediary or commodities intermediary to enter into, Control Agreements providing for (i) “full” cash dominion with respect to any deposit account into which payments on Accounts or otherwise relating to Collateral are made and (ii) subject to Section 6.16, “springing” cash dominion with respect to each other deposit, securities, commodity or similar account maintained by such Person (other than Excluded Accounts), in each case, as of and after the date of such Control Agreement. With respect to accounts subject to “springing” Control Agreements, the Administrative Agent shall not deliver to the relevant depository, securities intermediary or commodities intermediary a notice or other instruction which provides for exclusive control over such account by the Administrative Agent unless a Cash Dominion Trigger Period or an Event of Default has occurred and is continuing. All cash held in any Dominion Account shall (and, in the Administrative Agent’s discretion, all cash held in any other Controlled Account during the continuance of a Cash Dominion Trigger Period or an Event of Default, may) be swept on a daily basis to an account designated and owned by Administrative Agent and be applied by the Administrative Agent to repay (i) outstanding Revolving Loans (without a permanent reduction of the Revolving Commitments) and (ii) other amounts then due and payable (such amounts to be applied in accordance with Sections 2.6(g) or Section 8.3, as applicable). The Administrative Agent shall have control over and a Lien on all funds deposited in any Controlled Account, for the ratable benefit of the Secured Parties. The Loan Parties shall not maintain any deposit or securities accounts (other than Excluded Accounts) which are not Controlled Accounts.

(b)            Collection of Accounts Generally; Proceeds of Collateral. Each Loan Party agrees that all invoices rendered and other requests made by any Loan Party for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be made directly to a Dominion Account (or a lockbox associated with a Dominion Account). All remittances received by any Loan Party in respect of Accounts, Inventory or related Collateral (including insurance proceeds) received by any Loan Party, that is not paid directly to a Dominion Account, shall be deposited or otherwise transferred daily to, and otherwise maintained in, a Dominion Account. All remittances received by any Loan Party in respect of all other cash received by any Loan Party, that is not paid directly to a Controlled Account, shall be deposited or otherwise transferred daily to, and otherwise maintained in, a Controlled Account (in each case, except as is permitted to be maintained in an Excluded Account). The Administrative Agent retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that the Loan Parties’ Accounts have been assigned to Administrative Agent and to collect the Loan Parties’ Accounts directly in its own name, or in the name of the Administrative Agent’s agent, and to charge the collection costs and expenses, including attorneys’ fees, to the Loan Parties.

Section 6.15      Borrowing Base Certificates; Collateral Administration.

(a)            Borrowing Base Certificates. On or before the last day of each week from and after the date hereof, the Loan Parties shall deliver to the Administrative Agent, in form acceptable to the Administrative Agent, a Borrowing Base Certificate as of the last day of the immediately preceding week, with such supporting materials, as the Administrative Agent shall reasonably request. Together with each delivery of each weekly Borrowing Base Certificate pursuant to the first sentence of this Section 6.15(a), the Loan Parties shall deliver to the Administrative Agent, in the form reasonably acceptable to the Administrative Agent, (i) reconciliations of the Accounts as shown on the week-end Borrowing Base Certificate for the immediately preceding week to the Loan Parties’ accounts receivable agings, to the Loan Parties’ general ledger and to the Loan Parties’ most recent financial statements, (ii) a reasonably detailed aged trial balance of the Accounts, specifying the names, addresses, face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed in a form consistent with reports currently prepared by the Loan Parties with respect to such information, (iii) a reasonably detailed accounts payable aging, (iv) reconciliations of the Loan Parties’ Inventory as shown on the Loan Parties’ perpetual inventory, to the Loan Parties’ general ledger and to the Loan Parties’ financial statements, (v) Inventory reports in such format and detail as the Administrative Agent shall request and which shall include a current list of all locations of the Loan Parties’ Inventory, all with supporting materials as the Administrative Agent shall reasonably request, (vi) a weekly Cash Report as of the last day of the immediately preceding week; provided, however, a Cash Report shall be delivered daily on each Business Day during a Daily Cash Reporting Period, and (vii) a weekly report as of the last day of the immediately preceding week, detailing the amounts contributed to the Excluded Subsidiary pursuant to Section 7.13(ii) since the Closing Date.

(b)            Account Verification. The Administrative Agent’s officers, employees or agents shall have the right, at any time or times if an Event of Default has occurred and is continuing, in the name of the Administrative Agent, any designee of the Administrative Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. The Loan Parties shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

(c)            Records, Schedules and Assignments of Accounts. The Loan Parties shall keep records of their Accounts and all payments and collections thereon, which records shall be complete and accurate in all material respects. The Loan Parties shall submit to the Administrative Agent (i) on such periodic basis as the Administrative Agent shall reasonably request, a sales and collections report for the preceding period, in form acceptable to the Administrative Agent, in its Permitted Discretion, and consistent with the reports currently prepared by the Loan Parties with respect to such information and (ii) upon the Administrative Agent’s request therefor, copies of proof of delivery and the original copy of all documents, including, repayment histories and present status reports, relating to the Accounts and such other matters and information relating to the status of then existing Accounts as the Administrative Agent shall reasonably request. Upon request by the Administrative Agent following the occurrence and during the continuation of an Event of Default, the Loan Parties shall execute and deliver to the Administrative Agent formal written assignments of all of their Accounts on such periodic basis as the Administrative Agent shall request, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

(d)            Administration of Inventory. The Loan Parties shall keep records of their Inventory, which records shall be complete and accurate in all material respects. The Loan Parties (or their accountants) shall conduct a physical inventory no less frequently than annually and shall provide to Administrative Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Administrative Agent shall reasonably request.

(e)            Collateral Access Agreements. With respect to any lease (other than leases for sales offices), warehousing agreement or any processing agreement in any case in effect as of the Closing Date or entered into after the Closing Date pursuant to which a Loan Party is a tenant or a subtenant, the Loan Parties shall use commercially reasonable efforts to provide the Administrative Agent with a Collateral Access Agreement with respect to such premises within 60 days after the Closing Date (or such longer period as may be agreed by the Administrative Agent) or with respect to any lease entered into after the Closing Date, within 60 days after the commencement of such lease (or such longer period as may be agreed by the Administrative Agent). In the event the Loan Parties do not provide the Administrative Agent with a Collateral Access Agreement with respect to any such premises, the Loan Parties acknowledge that the Administrative Agent may, in the Administrative Agent’s Permitted Discretion, (i) not include Inventory at such location as Eligible Inventory or (ii) establish a Reserve for such location.

Section 6.16      Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.16 or such later date as the Administrative Agent reasonably agrees to in writing (including by electronic communication), each Loan Party shall deliver the documents or take the actions specified on Schedule 6.16.

Article 7

Negative Covenants

Until the Termination Date, each Loan Party covenants and agrees with the Credit Parties that:

Section 7.1      Indebtedness; Equity Interests.

(a)            The Loan Parties will not, and will not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i)            the Obligations;

(ii)            Indebtedness existing on the Closing Date and set forth in Schedule 7.1, and any Refinancing Indebtedness with respect thereto;

(iii)           Indebtedness of any Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Refinancing Indebtedness with respect thereto, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (iii) shall not, without duplication, exceed $5,000,000 at any time, and any Refinancing Indebtedness with respect thereto;

(iv)          Indebtedness of any Person that becomes a Subsidiary of any Loan Party after the Closing Date or that is secured by an asset when acquired by a Loan Party or a Subsidiary, and any Refinancing Indebtedness with respect thereto, provided that (A) such Indebtedness is not created in contemplation of or in connection with such Person becoming a Subsidiary or such acquisition and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (iv) shall not, without duplication, exceed $3,000,000 at any time;

(v)            additional unsecured intercompany Indebtedness of any Borrower or any Subsidiary owing to and held by any Loan Party or any Subsidiary, and Refinancing Indebtedness in respect thereof; provided that (A) all such Indebtedness pursuant to this clause (v) owed by any Subsidiary that is not a Loan Party to any Loan Party shall be evidenced by the Intercompany Note (if requested by the Administrative Agent), (B) all such Indebtedness pursuant to this clause (v) owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the payment in full of the Obligations pursuant on terms reasonably acceptable to Administrative Agent and (C) the aggregate amount of all such Indebtedness pursuant to this clause (v) owed by Subsidiaries that are not Loan Parties to Loan Parties shall not exceed $500,000 at any time outstanding;

(vi)           Guarantees by any Loan Party of Indebtedness of any other Loan Party, provided that such Indebtedness is otherwise permitted by this Section 7.1(a);

(vii)          obligations under any Swap Agreements permitted by Section 7.7;

(viii)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(ix)           unsecured guarantees arising as a result of customary indemnification obligations to purchasers that are not Affiliates of a Loan Party in connection with any Disposition permitted by Section 7.5;

(x)            Indebtedness incurred in the ordinary course of business under (A) appeal bonds or similar instruments and (B) surety bonds, payment bonds, performance bonds, bid bonds, completion guarantees and similar obligations, workers’ compensation claims, health, disability or other employee benefits, and bankers acceptances issued for the account of any Loan Party or its Subsidiaries and unsecured guarantees thereof, and reimbursement obligations in respect of the foregoing;

(xi)           contingent payment obligations and contingent liabilities in respect of any indemnification obligations and adjustments of purchase price, in each case in connection with a Permitted Acquisition;

(xii)           Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance;

(xiii)         Indebtedness pursuant to letters of credit in an aggregate undrawn and unreimbursed amount at any time outstanding not to exceed zero.

(xiv)         Indebtedness in respect of the Existing Wells Fargo L/C;

(xv)          Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of the foregoing;

(xvi)         to the extent constituting Indebtedness, Earn-Out Obligations owing to sellers incurred in connection with a Permitted Acquisition so long as the maximum amount of potential liability in respect of such Earn-Out Obligations does not exceed $500,000 in the aggregate at any time outstanding; and

(xvii)        additional unsecured Indebtedness in an aggregate principal amount not to exceed $3,000,000 at any one time outstanding.

Section 7.2          Liens. The Loan Parties will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)            Liens created under the Loan Documents;

(b)            Permitted Encumbrances;

(c)            any Lien on any property or asset of any Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 7.2 and Refinancing Indebtedness in respect thereof; provided that (i) such Lien shall not apply to any other property or asset of any Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)            any Lien on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary, provided that (i) such Lien secures Indebtedness permitted by Section 7.1(a)(iii), (ii) such Lien and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (iii) such Lien shall not apply to any other property or assets of any Borrower or any Subsidiary;

(e)            any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary, provided that (i) such Lien secures Indebtedness permitted by Section 7.1(a)(iv), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (iii) such Lien shall not apply to any other property or assets of any Borrower, or any Subsidiary and (iv) such Lien shall secure only the Indebtedness and other obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f)            Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 7.1(xii);

(g)            Liens on cash or Cash Equivalents securing obligations of such Persons permitted under Section 7.1(a)(xiii) so long as (i) such Lien shall secure only the Indebtedness pursuant to such letters of credit and (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary.

(h)            the Lien in favor of Wells Fargo Bank upon the Existing Wells Fargo L/C Cash Collateral Account and all amounts on deposit therein or credited thereto;

(i)            Liens of a depository bank or securities intermediary permitted by any Control Agreement; and

(j)            additional Liens securing obligations not exceeding $500,000 at any one time outstanding; provided any such liens under this clause (j) shall not secure Indebtedness for borrowed money.

Section 7.3          Fundamental Changes; Business; Fiscal Year.

(a)            The Loan Parties will not, and will not permit any of their respective Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve or consummate a Division, provided that:

(i)            any Borrower or any Subsidiary may merge, amalgamate or consolidate with or into, any Loan Party or other Subsidiary; provided that (A) in the case of a merger involving the Company, the Company shall be the surviving entity of such merger, (B) in the case of a merger involving any Borrower (other than the Company), such Borrower shall be the surviving entity of such merger, and (C) in the case of a merger involving any Loan Party (other than a Borrower), such Loan Party shall be the surviving entity of such merger;

(ii)            any Guarantor may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to any Borrower or to any Guarantor;

(iii)            (A) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, division, dissolution, winding up or otherwise) to any Loan Party, or any Subsidiary that will become a Loan Party substantially concurrently with such transaction, and any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, division, dissolution, winding up or otherwise) to any Obligor, or any Subsidiary that will become an Obligor substantially concurrently with such transaction, and (B) any Subsidiary that is not a Loan Party may dispose of all or substantially all of its assets (upon voluntary liquidation, division, dissolution, winding up or otherwise) to any other Subsidiary that is not a Loan Party;

(iv)            Permitted Acquisitions, Investments and other transactions pursuant to Section 7.4 shall be permitted, and sales, transfers, leases, Dispositions and other transactions pursuant to Section 7.5 shall be permitted; and

(v)            (A) any Loan Party (other than the Company) may liquidate or dissolve so long as any remaining assets of such Loan Party are transferred to another Loan Party, (B) any Subsidiary that is not a Loan Party may liquidate or dissolve.

(b)            The Loan Parties will not, and will not permit any of their Subsidiaries to, engage to any material extent in any business other than the Approved Lines of Business.

(c)            The Loan Parties will not, and will not permit any of their Subsidiaries to, change its Fiscal Year.

Section 7.4          Investments, Loans, Advances, Guarantees and Acquisitions. The Loan Parties will not, and will not permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or Division, other than as permitted pursuant to Section 7.3) any Investment in any other Person, except:

(a)            Investments in cash and Cash Equivalents;

(b)            Investments existing on the Closing Date and set forth in Schedule 5.13 or in Schedule 7.4;

(c)            (i) Investments made by the Borrowers in any Guarantor or made by any Guarantor in any other Guarantor, (ii) Investments in any Subsidiary, which Investments exist as of the Closing Date, (iii) Investments made after the Closing Date by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (iv) Investments made after the Closing Date by any Subsidiary that is not a Loan Party in any Loan Party, and (v) Investments made after the Closing Date by any Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount not exceeding $1,000,000 at any one time outstanding;

(d)            Investments constituting Indebtedness made by (i) any Loan Party to any Subsidiary thereof or (ii) any Subsidiary to any Loan Party or another Subsidiary, in each case subject to the applicable limitations set forth in Section 7.1(a)(v);

(e)            Guarantees permitted by Section 7.1(a);

(f)            Swap Agreements permitted by Section 7.7;

(g)            (i) the Initial Acquisition and (ii) Permitted Acquisitions;

(h)            (i) payroll, commission, travel, relocation and other similar loans and advances made to directors (or comparable Persons), officers or employees in the ordinary course of business, and (ii) loans to employees to finance the purchase of Equity Interests of the Company pursuant to employee stock purchase plans or agreements approved by the Company’s board of directors in an aggregate amount not exceeding $500,000 at any one time outstanding;

(i)             (i) promissory notes and other non-cash consideration or other Investments received in connection with Dispositions permitted by Section 7.5 and (ii) Investments received in settlement of litigation, disputes or amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business in connection with the insolvency, bankruptcy, reorganization, or other similar proceeding involving Account Debtors, customers, suppliers or other Persons;

(j)            Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with Borrower, Holdings or any Subsidiary thereof (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(k)            Deposits and pledges of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) the payment of rent and other contractual obligations that do not constitute Indebtedness for borrowed money, including earnest money deposits made in cash in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(l)            Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business; and

(m)           so long as no Event of Default has occurred and is continuing or would immediately result therefrom, other Investments by the Company and its Subsidiaries in an aggregate outstanding amount not to exceed $1,000,000.

In determining the amount of Investments, acquisitions, loans, and advances permitted under this Section 7.4, Investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 7.5          Dispositions. The Loan Parties will not, and will not permit any of their Subsidiaries to, Dispose of any of its assets except:

(a)            issuances of Equity Interests (other than Disqualified Equity Interests) by any Subsidiary of a Loan Party to a Loan Party, in each case subject to the Collateral and Guarantee Requirement and Section 2.5(b)(i)(B);

(b)            the sale or lease or other Disposition of inventory in the ordinary course of business;

(c)            the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(d)            the granting of Liens permitted by Section 7.2, the making of Investments permitted by Section 7.4, and the making of Restricted Payments permitted by Section 7.8;

(e)            the licensing and sublicensing on a non-exclusive basis of patents, trademarks, copyrights, and other Intellectual Property and related rights in the ordinary course of business and not interfering in any material respect with the conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole;

(f)            the granting of Liens permitted hereunder and the other transactions permitted by Section 7.2;

(g)            any Casualty or Condemnation Event and the Disposition of any property subject thereto;

(h)            (i) the abandonment, cancellation, non-renewal, discontinuance or lapse of the use or maintenance of Intellectual Property or rights relating thereto either (A) in the ordinary course of business or (B) to the extent, in such Loan Party’s reasonable business judgment, not economically desirable in the conduct of such Loan Party’s business or so long as such lapse is not materially adverse to the interests of the Lenders in their capacities as such, and (ii) the expiration of patents in accordance with their statutory terms;

(i)             the sale or other Disposition of assets (other than (i) assets of the type included in the calculation of the Borrowing Base and (ii) Equity Interests of any Borrower) for at least fair market value, so long as (A) no Event of Default then exists or would immediately result therefrom, (B) at least 75% of the consideration received by the applicable Loan Party consists of cash or Cash Equivalents (provided that solely for purposes of the foregoing, the following consideration shall be treated as cash: (x) any consideration arising from the assumption of any liabilities (other than liabilities that are by their terms subordinated to the Obligations) so long as the Loan Parties and their Subsidiaries are fully released therefrom, and (y) up to $2,000,000 in non-cash consideration), and (C) the Net Cash Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Sections 2.5(b)(i)(A) and 6.11;

(j)             Dispositions of assets acquired by the Company and its Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months after the date of such Permitted Acquisition in an aggregate amount not to exceed $500,000 for each such Permitted Acquisition;

(k)            (i) any trade in of equipment in exchange for other equipment in the ordinary course of business, and (ii) Dispositions of assets to the extent that (A) such assets are exchanged for, or credited against the purchase price of, similar replacement assets or (B) the Net Cash Proceeds of such Disposition are promptly applied to the purchase price of such replacement assets;

(l)             (i) any surrender or waiver of contractual rights or the settlement or waiver of contractual or litigation claims in the ordinary course of business, and (ii) the sale, license, transfer or other Disposition of Intellectual Property rights in connection with the settlement or waiver of contractual or litigation claims; provided that such sale, license, transfer or other Disposition does not materially interfere with the business of the Loan Parties and their Subsidiaries, taken as a whole;

(m)           Dispositions of Equipment and other assets that are surplus, worn out, damaged or obsolete;

(n)            Dispositions of past due accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) in connection with the collection or compromise thereof and, in any event, not involving any securitization or financing thereof;

(o)            termination of licenses, leases, and other contractual rights in the ordinary course of business, which does not materially interfere with the conduct of business of the Borrowers and their Subsidiaries, taken as a whole, and is not materially adverse to the interests of the Lenders in their capacities as such;

(p)            leases, subleases, licenses, or sublicenses of real or personal property granted by any Loan Party or any of its Subsidiaries to others, in each case, in the ordinary course of business not interfering in any material respect with the business of the Loan Parties and their Subsidiaries, taken as a whole;

(q)            the unwinding or terminating of hedging arrangements or transactions contemplated by any Swap Agreement which are not prohibited hereunder;

(r)            the sale or other Disposition of Real Property; and

(s)            transactions permitted by Section 7.6.

Section 7.6          Sale Leaseback Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into any Sale Leaseback arrangement, directly or indirectly, with any Person without the Administrative Agent’s written consent, except for the Initial Acquisition Sale Leaseback, so long as (A) the Initial Acquisition Sale Leaseback arrangement is entered into within the 180 day period after the Closing Date, (B) the capitalization rate with respect to such Initial Acquisition Sale Leaseback does not exceed 8.5%, (C) no Event of Default shall have occurred and be continuing (other than any such Event of Default that would be cured as a result of such arrangement) and (D) the Net Cash Proceeds received by the Borrowers or their Subsidiaries from the Initial Acquisition Sale Leaseback are applied as (and to the extent) required by Section 2.5(b)(i)(D).

Section 7.7           Swap Agreements. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into any Swap Agreement, except Swap Agreements entered into in the ordinary course of business and not for speculative purposes.

Section 7.8          Restricted Payments. The Loan Parties will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)            Restricted Payments in the form of Equity Interests or other forms of non-cash dividends;

(b)            repurchases of Equity Interests in the Company deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(c)            subject to the Collateral and Guarantee Requirement, any Subsidiary of the Company may declare and pay, and agree to pay, dividends and other distributions with respect to its Equity Interests payable solely in perpetual common Equity Interests (other than Disqualified Equity Interests),

(d)            any Subsidiary of the Company may declare and pay dividends or other distributions with respect to its Equity Interests to the Company; and

(e)            any Loan Party may pay net tax settlements with respect to the vesting of Equity Interests issued to its employees.

Section 7.9          Transactions with Affiliates. The Loan Parties will not, and will not permit any of their Subsidiaries to, Dispose (including pursuant to a merger or Division) of any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger or Division) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) employment, severance, and other similar compensation arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective directors, officers, and employees in the ordinary course of business, (b) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Loan Parties and their Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Loan Parties and their Subsidiaries, (c) transactions solely among the Loan Parties and their Subsidiaries to the extent not otherwise prohibited under this Agreement, (d) the Initial Acquisition and the transactions contemplated thereby, (e) transactions set forth in Schedule 7.9, and (f) transactions with Affiliates upon terms not less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s-length basis with a non-Affiliate (as determined in good faith by Borrower Agent); it being understood that this Section shall not apply to any transaction that is expressly permitted under Sections 7.1, 7.3, 7.4, 7.5, 7.6 or 7.8 between or among the Loan Parties and not involving any other Affiliate.

Section 7.10        Restrictive Agreements. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than the Loan Documents and other documents, instruments or agreements evidencing or otherwise relating to the Obligations) that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets (unless such agreement or arrangement does not prohibit, restrict or impose any condition upon the ability of any Loan Party to create, incur or permit to exist, or the ability of the Administrative Agent to exercise any right or remedy with respect to, any Lien in favor of the Secured Parties created under the Loan Documents) or (b) the ability of any Subsidiary to pay dividends or make other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrowers or any other Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Subsidiary, provided that (i) the foregoing shall not apply to prohibitions, restrictions and conditions (A) imposed by law or by the Loan Documents, (B) existing on the Closing Date and identified on Schedule 7.10 (and any amendment, modification, extension or renewal thereof that does not expand the scope of any such prohibition, restriction or condition), (C) relating to secured Indebtedness permitted by this Agreement, so long as the prohibitions, restrictions and conditions apply only to the property or assets securing such Indebtedness, (D) relating to any other Indebtedness permitted by this Agreement, so long as the restrictions are no more restrictive, taken as a whole, than the Loan Documents, (E) constituting customary restrictions on assignment in leases, licenses and other contracts, (F) constituting customary restrictions and conditions contained in agreements relating to the sale or other Disposition of a Subsidiary or of any other assets pending such sale or other Disposition, provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be sold or Disposed of and such sale or other Disposition is permitted hereunder, (G) customary restrictions contained in the Organizational Documents of any Subsidiary that is not a Loan Party or in any other agreement of any Subsidiary that is not a Loan Party that applies solely to Subsidiaries that are not Loan Parties, or (H) pursuant to any agreement, document, or instrument of any Subsidiary imposing restrictions or requirements with respect to any asset or property in existence at the time such Subsidiary, asset or property was acquired, so long as such restrictions or requirements are not entered into in contemplation of such Person becoming a Subsidiary or the acquisition of such asset or property (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or requirement and is not more adverse to the interests of the Lenders in their capacities as such than such restriction or requirement in effect prior to such amendment, modification, or extension).

Section 7.11        Amendment of Organizational Documents. The Loan Parties will not, and will not permit any of their Subsidiaries to, amend, supplement modify or waive any of its rights under any of its Organizational Documents in any manner that would materially and adversely affect the interests of the Lenders in their capacities as such.

Section 7.12        Financial Covenant: Consolidated Fixed Charge Coverage Ratio. During the Financial Covenant Testing Trigger Period, the Loan Parties will not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.10:1.00 calculated as of the last day of any month during the Financial Covenant Testing Trigger Period, in each case for the trailing 12-month period then ending; provided, however, if the Financial Covenant Testing Trigger Period commences prior to the one year anniversary of the Closing Date (the “Anniversary Date”), the Fixed Charge Coverage Ratio calculated for any month ending prior to the Anniversary Date shall be calculated on a year-to-date basis for the period commencing on the Closing Date through the end of any such month.

Section 7.13        Transactions with Excluded Subsidiary. Until such time as the Excluded Subsidiary has become a Loan Party in accordance with the terms and provisions of Section 10.22, the Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or engage in any transactions or dealings with the Excluded Subsidiary (directly or indirectly) except for (i) the Permitted Excluded Subsidiary Transactions and (ii) solely until such time as the Excluded Subsidiary has become a Loan Party in accordance with the terms and provisions of Section 10.22, cash contributions from the Loan Parties to the Excluded Subsidiary for working capital needs in an aggregate amount not to exceed $5,000,000.

Article 8

Events of Default

Section 8.1          Events of Default. Any of the following shall constitute an Event of Default:

(a)            Non-Payment of Principal or Interest. Any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable.

(b)            Other Non-Payment. Any Loan Party shall fail to pay (i) any interest on any Loan when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days, (ii) any fees payable to the Lenders or the Administrative Agent under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days or (iii) any other amount (other than an amount referred to in clause (a) of this Section or subclause (b)(i) above) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten days.

(c)            Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party in any Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to and in connection with any Loan Document, shall prove to have been incorrect in any material respect when made or deemed made and 30 days have elapsed from the date a Responsible Officer of any Loan Party obtains knowledge thereof so long as the fact, event or circumstance resulting in such incorrect representation or warranty is capable of being cured, corrected or otherwise remedied prior to the expiration of such period and such fact, event or circumstance would not reasonably be expected to result in a Material Adverse Effect.

(d)            Specific Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.1(a), 6.1(c), 6.2(a)(ii), 6.3 (solely with respect to legal existence of the Company), 6.6, 6.8, 6.14 or 6.15, or in Article 7.

(e)            Other Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the occurrence thereof.

(f)            Cross Default on Material Indebtedness. Any Loan Party shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period), or shall otherwise default under any Material Indebtedness, if the maturity of or any payment with respect to such Material Indebtedness may be accelerated or demanded due to such beach (with any applicable grace period having expired); provided that this clause (f) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (ii) Indebtedness of a Person acquired in connection with a Permitted Acquisition or other permitted Investment that has become due and payable as a result of such Permitted Acquisition or other permitted Investment, or (iii) any event requiring a prepayment or offer to purchase pursuant to customary asset sale, casualty or condemnation event, change of control provision or excess cash flow sweeps.

(g)            Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(h)            Voluntary Proceedings. Any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(i)             Judgments. One or more (i) non-monetary judgments which have, individually or in the aggregate, caused a Material Adverse Effect, or (ii) judgments for the payment of money in an aggregate amount in excess of the Threshold Amount, shall be rendered against any Loan Party or any combination thereof (which shall not be fully covered (without taking into account any applicable deductibles) by insurance, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company) and the same shall remain undischarged or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed.

(j)             ERISA Events. (i) An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Loan Party or any of its Subsidiaries (or in the case of an ERISA Event described in subsection (b) of the definition of that term in Section 1.1, could reasonably be expected to subject any Loan Party, any of its Subsidiaries, any Pension Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any Pension Plan or trust to a tax or penalty on “prohibited transactions” under Section 502 of ERISA or Section 4975 of the Code), (ii) an ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan, (iii) a Loan Party or ERISA Affiliate shall fail to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, (iv) any event similar to the foregoing shall occur or exist with respect to a Foreign Plan, or (v) there shall be at any time a Lien imposed against the assets of any Loan Party or ERISA Affiliate under Section 412 or Section 430 of the Code or Sections 302, Section 303, or Section 4068 of ERISA, which, in each case of the foregoing clauses (i) through (v), would reasonably be expected to result in a Material Adverse Effect.

(k)            Invalidity of Loan Documents. Any Loan Document shall cease, for any reason, to be in full force and effect (other than termination in accordance with their terms), or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder.

(l)             Guarantees. The Loan Guaranty shall fail to remain in full force or effect (other than termination in accordance with its terms) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Guarantor shall deny in writing that it has any further liability under the Loan Guaranty or shall give written notice to the Administrative Agent or the Lenders to such effect.

(m)            Liens. Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Collateral Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) with respect to any portion of the Collateral with a fair market value not exceeding $500,000 (iii) as a result of the Administrative Agent’s or any other Secured Party’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Agreement.

(n)            Change of Control. A Change of Control shall occur.

(o)            Criminal Forfeiture. Any Loan Party shall be criminally indicted or convicted under any applicable law that could lead to a forfeiture of any property of any Loan Party, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.2          Remedies Upon Event of Default. If any Event of Default occurs and is continuing, then, and in every such event (other than an event described in Section 8.1(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Agent, take either or both of the following actions (whether before or after the Closing Date), at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party, and in case of any event described in Section 8.1(h) or (i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.

Section 8.3          Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)            with respect to all payments and all proceeds of Collateral (other than payments and proceeds of or relating to Term Loan Priority Collateral):

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3), in each case payable to the Administrative Agent in its capacity as such;

Second, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts, payable to the Credit Parties (including fees, charges and disbursements of counsel to the respective Credit Parties and amounts payable under Article 3), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans and other Obligations (other than the Term Loans and any other Obligations related solely to the Term Loans), ratably among the Revolving Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, ratably among the Revolving Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and other Obligations relating solely to the Term Loans, ratably among the Term Lenders in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Term Lenders in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the extent of any excess of such proceeds, to the payment of all other Obligations that are due and payable to the Secured Parties or any other holder of Obligations, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to the Secured Parties on such date; and

Last, to the extent of any excess of such proceeds, the balance, if any, after all of the Obligations (other than contingent indemnification and expense reimbursement obligations, in each case, for which no claims have been asserted or amounts requested to be paid) have been paid in full, to the Borrowers or as otherwise required by law.

(b)            with respect to all payments and all proceeds of or relating to Term Loan Priority Collateral:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3), in each case payable to the Administrative Agent in its capacity as such;

Second, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts, payable to the Credit Parties (including fees, charges and disbursements of counsel to the respective Credit Parties and amounts payable under Article 3), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and other Obligations (other than the Revolving Loans and any other Obligations related solely to the Revolving Loans), ratably among the Term Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Term Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans and other Obligations related solely to the Revolving Loans, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, ratably among the Revolving Lenders in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the extent of any excess of such proceeds, to the payment of all other Obligations that are due and payable to the Secured Parties or any other holder of Obligations, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to the Secured Parties on such date; and

Last, to the extent of any excess of such proceeds, the balance, if any, after all of the Obligations (other than contingent indemnification and expense reimbursement obligations, in each case, for which no claims have been asserted or amounts requested to be paid) have been paid in full, to the Borrowers or as otherwise required by law.

Notwithstanding anything to the contrary set forth above, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Article 9

The Administrative Agent

Section 9.1           Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wingspire to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2          Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3          Exculpatory Provisions.

(a)            The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)            The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2 and Section 10.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower Agent or a Lender.

(c)            The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)            The Administrative Agent shall not be responsible or have any liability for, or have any duty to investigate a violation or potential violation of an Environmental Law or a Release or threat of Release of a Hazardous Material pursuant to Section 6.13, nor shall it have any liability for any action it takes or does not take in connection with any such investigation.

Section 9.4          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of this Agreement as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6          Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower Agent, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower Agent and such Person remove such Person as Administrative Agent and, in consultation with the Borrower Agent, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.7      Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8          No Other Duties, Etc. Anything herein to the contrary notwithstanding, no agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender hereunder.

Section 9.9          Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent Section 10.3.

Section 9.10        Collateral and Guarantee Matters.

(a)            The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)             to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) at the Termination Date, (B) that is sold or otherwise Disposed of or to be sold or otherwise Disposed of as part of or in connection with any sale or other Disposition permitted under the Loan Documents (including all of the Collateral of a Guarantor which is released from its obligations under the Loan Documents pursuant to clause (iii) below); provided, however, any sale or Disposition of all or substantially all of the Collateral or all or substantially all of the value of the Guarantees under the Loan Guaranty shall be subject to Section 10.2(b), or (C) subject to Section 10.2, if approved, authorized or ratified in writing by the Required Lenders;

(ii)            to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.2(d); and

(iii)            to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, provided, however, that the release of all or substantially all of the Collateral or all or substantially all of the value of the Guarantees under the Loan Guaranty shall be subject to Section 10.2(b).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 9.10.

(b)            The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Article 10

Miscellaneous

Section 10.1        Notices.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)            if to any Loan Party:

EMCORE Corporation

2015 Chestnut St.

Alhambra, CA 91803

Attn: General Counsel,

E-mail: legal@emcore.com

with copy to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, NY 10019

Attn: Joel M. Simon

E-mail: joel.simon@pillsburylaw.com

Jim.masetti@pillsburylaw.com

(ii)            the Administrative Agent:

Wingspire Capital LLC

Parkway at Avalon

11720 Amber Park Drive

Suite 500

Alpharetta, GA 30009

Attn: Brian Long

E-mail: Brian@wingspirecapital.com

with copy to:

Holland & Knight LLP

101 South Tryon Street, Suite 3600

Charlotte, NC 28280

Attn: Chris Kupec

E-mail: Chris.kupec@hklaw.com

(iii)            if to any other Credit Party, the address or electronic mail address number specified in its Administrative Questionnaire.

Notices sent by hand delivery or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)            Electronic Communications. The Administrative Agent and each of its Affiliates is authorized to transmit, post or otherwise communicate, in its sole discretion (but shall not be required to do so), by Approved Electronic Communications in connection with this Agreement or any other Loan Document and the transactions contemplated therein. The Administrative Agent is hereby authorized to establish procedures to provide access to and to make available or deliver, or to accept, notices, documents and similar items by posting to ABLSoft. All uses of ABLSoft and other Approved Electronic Communications shall be governed by and subject to, in addition to the terms of this Agreement, the separate terms, conditions and privacy policy posted or referenced in such system (or such terms, conditions and privacy policy as may be updated from time to time, including on such system) and any related contractual obligations executed by the Administrative Agent and Loan Parties in connection with the use of such system. Each of the Loan Parties and the Administrative Agent hereby acknowledges and agrees that the use of ABLSoft and other Approved Electronic Communications is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the Administrative Agent and each of its Affiliates to transmit Approved Electronic Communications. ABLSoft and all Approved Electronic Communications shall be provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or related persons warrants the accuracy, adequacy or completeness of ABLSoft or any other electronic platform or electronic transmission and disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Administrative Agent or any of its Affiliates or related persons in connection with ABLSoft or any other electronic platform or electronic transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Each of Borrower and each other Loan Party executing this Agreement agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with ABLSoft, any Approved Electronic Communication or otherwise required for ABLSoft or any Approved Electronic Communication. No Approved Electronic Communications shall be denied legal effect merely because it is made electronically. Approved Electronic Communications that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such Approved Electronic Communication, an E-Signature, upon which the Administrative Agent and the Loan Parties may rely and assume the authenticity thereof. Each Approved Electronic Communication containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original. Each E-Signature shall be deemed sufficient to satisfy any requirement for a “signature” and each Approved Electronic Communication shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to this Agreement, any other Loan Document, the UCC, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter. Each party or beneficiary hereto agrees not to contest the validity or enforceability of an Approved Electronic Communication or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, that nothing herein shall limit such party’s or beneficiary’s right to contest whether an Approved Electronic Communication or E-Signature has been altered after transmission.

(c)            Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.2        Waivers; Amendments.

(a)            No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

(b)            Except as expressly provided by Section 2.8 Section 3.3(b), or in the other paragraphs of this Section 10.2, neither this Agreement, any other Loan Document (other than the Fee Letter or any Control Agreement) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the applicable Loan Parties and the Required Lenders, or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)             extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article 4 or the waiver of any Default or Event of Default or the waiver of any mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender);

(ii)            reduce the principal amount of any Loan or reduce the rate of any interest, or reduce any fees or other amounts, payable under the Loan Documents, without the written consent of each Credit Party directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend or modify any Financial Covenant, any defined terms used therein or the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate, in each case, notwithstanding the fact that any such amendment or modification actually results in reduction in the rate of interest or fees;

(iii)            postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Revolving Commitments, without the written consent of each Credit Party directly and adversely affected thereby;

(iv)           except as provided in subsection (c) below change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.8(b) or the pro rata reduction of Revolving Commitments required by Section 2.5(d), without the written consent of each Credit Party directly and adversely affected thereby;

(v)            change any of the provisions of this Section or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;

(vi)           change the currency in which any Commitment or Loan is, or is to be, denominated without the written consent of each Lender directly affected thereby;

(vii)          release all or substantially all Guarantors from their Guarantees under the Loan Guaranty (except in connection with the Termination Date or as expressly provided in the Loan Guaranty or in Section 9.10), without the written consent of each Lender;

(viii)         release all or substantially all of the Collateral from the Liens of the Loan Documents (or subordinate the Liens of the Loan Documents on all or substantially all of the Collateral, except in each case as permitted in the Loan Documents), without the consent of each Lender; or

(ix)            make any modification to the definition of the term “Borrowing Base” (or any defined term used in the definition of “Borrowing Base”) which would have the effect of increasing the availability thereunder to the Loan Parties (other than changes in Reserves implemented by the Administrative Agent in accordance with the terms of this Agreement), without the written consent of each Revolving Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative Agent, unless in writing executed by the Administrative Agent, in addition to the Borrowers and the Lenders required above.

(c)            Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(d)            In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

(e)            Notwithstanding anything in this Section to the contrary, any amendment contemplated by Section 3.3(b) of this Agreement in connection with a Benchmark Transition Event shall be effective as contemplated by such Section 3.3(b).

Section 10.3        Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Loan Parties, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including Attorney Costs of counsel for the Administrative Agent), in connection with (x) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents up to a total amount of $175,000 in connection with the initial closing of this Agreement and the other Loan Documents (and any amounts in excess of $175,000 shall be subject to the Company’s prior written approval) or (y) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all documented out-of-pocket expenses incurred by the Administrative Agent or any Credit Party (including Attorney Costs of the Administrative Agent or any Credit Party), in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings or otherwise) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)            Indemnification by Loan Parties. The Loan Parties, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto or (v) any government investigation, audit, hearing or enforcement action resulting from any Loan Party’s or any of its Affiliate’s noncompliance (or purported noncompliance) with any applicable Sanctions, other Anti-Terrorism Laws or Anti-Corruption Laws (it being understood and agreed that the Indemnitees shall be entitled to indemnification pursuant to this clause (including indemnification for fines, penalties and other expenses) regardless of whether any adverse finding is made against any Loan Party or any of its Affiliates), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, or any breach by such Indemnitee or its Related Parties of any of its material obligations under the Loan Documents, or (y) result from a claim solely between Indemnitees and/or their respective Related Parties. To the extent that the indemnity set forth above in this paragraph shall be held to be unenforceable in whole or in part because it is violative of any law or public policy, the Loan Parties shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified amounts incurred by Indemnitees or any of them.

(c)            Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.6(d).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, (i) no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof and (ii) no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Loan Party or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            Payments. All amounts due under this Section shall be payable promptly and in no event later than ten days after demand therefor.

Section 10.4        Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Credit Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a Revolving Commitment, or $1,000,000, in the case of any assignment in respect of a Term Loan Commitment, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the Revolving Loans and the Term Loan on a non-pro rata basis.

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (in each case, other than a Defaulting Lender); and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) a Lender’s Revolving Commitment or any unfunded Term Loan Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a funded Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an “Administrative Questionnaire”. In addition, each assignee shall, on or before the effective date of such assignment, deliver to the Borrower Agent and the Administrative Agent certification as to exemption from deduction or withholding of any United States Taxes in accordance with Section 3.5 (g).

(v)           No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of its Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, Affiliates, or Approved Funds, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary, Affiliate or Approved Fund thereof, (C) a Person who, at the time of such assignment, is a Sanctioned Person or a Subsidiary, Affiliate or Approved Fund thereof, or (D) a Disqualified Institution.

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii)         Certain Additional Payments. In connection with any assignment of the rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the prior written consent of the Borrower Agent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.5 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)            Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower Agent or the Administrative Agent, sell participations to any Person (other than (i) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) the Company or any of the Company’s Affiliates or Subsidiaries, (iii) any Defaulting Lender or any of its Subsidiaries, or (iv) a Person who, at the time of such participation, is a Sanctioned Person if the sale of such participation would violate applicable law) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4 and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.5 (it being understood that the documentation required under Section 3.5(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.6 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower Agent’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.6(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.6(h) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower Agent, the Administrative Agent and such Lender.

(g)           Transactions Among Wingspire Affiliates. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (i) neither Wingspire nor any Affiliate thereof (each, a “Wingspire Party”) shall be required to comply with this Section 10.04 (except for the recording of any such transaction in the Register) in connection with any transaction involving any Wingspire Party or any of its or their lenders or funding or financing sources, and no Wingspire Party shall have any obligation to disclose any such transaction to any Person and (ii) there shall be no limitation or restriction on (A) the ability of any Wingspire Party to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Loan, or any other Obligation to any Wingspire Party or any lender or financing or funding source of a Wingspire Party or (B) the ability of any such lender or funding or financing source to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Loan, or any other Obligation; provided, however, that to the extent that any Wingspire Party or any such other Person covered by the provisions of this Section 10.04(g) fails to qualify as a “Lender” under this Agreement, Wingspire shall continue to be responsible for all of its obligations under this Agreement and the other Loan Documents as a “Lender”. Without limiting the foregoing, any assignment by Wingspire of its rights and obligations to a Wingspire Party under this Agreement may include Wingspire’s rights and obligations as the Administrative Agent hereunder and, in such event, the applicable Wingspire Party shall for all purposes be the Administrative Agent under this Agreement and Wingspire shall be deemed to be a sub-agent of such Person duly appointed pursuant to Section 9.5 of this Agreement.

Section 10.5           Survival. All covenants, agreements, representations and warranties made by Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 3.4, 3.5, 10.3, 10.9, 10.10, 10.11, and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the Termination Date.

Section 10.6           Counterparts; Integration; Effectiveness; Electronic Execution.

(a)            Counterparts; Integration; Effectiveness. this Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Loan Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act, the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that (x) nothing herein shall require the Administrative Agent to accept electronic signature counterparts in any form or format and (y) the Administrative Agent reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to this Agreement or any other Loan Document and the parties hereto agree to promptly deliver such manually executed counterpart signature pages.

Section 10.7           Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8           Right of Setoff. If an Event of Default shall have occurred and be continuing, each Credit Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Credit Party or any such Affiliate to or for the credit or the account of any Loan Party or any of its Subsidiaries against any and all of the obligations of such Loan Party or such Subsidiary now or hereafter existing under this Agreement or any other Loan Document that are, in each case, then due and payable to such Credit Party or Affiliate, irrespective of whether or not such Credit Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party or Subsidiary are owed to a branch or office of such Credit Party different from the branch or office holding such deposit or obligated on such indebtedness, provided, that in the event that any Defaulting Lender shall exercise any right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Credit Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Credit Party and its Affiliates may have. Each Credit Party agrees to notify the Borrower Agent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.9           Governing Law; Jurisdiction; Consent to Service of Process.

(a)            Governing Law. this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)           Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the for the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)            Waiver of Objection to Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process. Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11         Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or fraudulent transfer or fraudulent conveyance law, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate.

Section 10.12         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.13         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding an interest in such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14         Treatment of Certain Information; Confidentiality.

(a)            Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that (x) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and shall have agreed to maintain such information in confidence in accordance with this Section 10.14 and (y) each Credit Party shall be responsible for compliance with this Section 10.14 by such Affiliates, partners, directors, officers, employees, agents, advisors and representatives), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.14, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrowers, their Subsidiaries or this Agreement or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities, (viii) with the consent of the Borrower Agent or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party that is not, to any Credit Party’s or its Affiliates’ knowledge, subject to any confidentiality undertaking with a Loan Party or any of its Affiliates, or (C) is independently generated by the Administrative Agent, any Credit Party or any of their respective Affiliates, in each case without use of the Information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary general information about this Agreement to market data collectors, league table providers and other similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders.

(b)           For purposes of this Section, “Information” means all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or Affilaites or any of their respective businesses, assets or operations , provided that, in the case of information received from any Loan Party or any of its Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.14 be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and each Credit Party (and their Affiliates and respective partners, directors, officers, employees, agents, advisors and representatives) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Credit Party relating to such tax treatment and tax structure.

(c)            The Loan Parties agree to consult with the Administrative Agent in connection with any press releases or other public disclosure using the name of the Administrative Agent or any Lender or referring to this Agreement or any of the other Loan Documents.

Section 10.15         USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Company shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the USA PATRIOT Act.

Section 10.16         No Fiduciary Duty. Each Loan Party agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and the Administrative Agent, the other Credit Parties and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the other Credit Parties or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 10.17         Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 10.18         Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that:

(i)             none of the Administrative Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)           no fee or other compensation is being paid directly to the Administrative Agent or any its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)            The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative or other agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 10.19         The Company as Agent for Borrowers. Each Borrower hereby irrevocably appoints the Company as the borrowing agent and attorney-in-fact for all Borrowers (the “Borrower Agent”) which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Borrower Agent. Each Borrower hereby irrevocably appoints and authorizes the Borrower Agent (a) to provide the Administrative Agent with all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Borrower Agent shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from any Credit Party (and any notice or instruction provided by any Credit Party to the Borrower Agent in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Borrower Agent deems appropriate on its behalf to obtain Revolving Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loans and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that no Credit Party shall incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loans and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Credit Parties to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each Credit Party and hold each Credit Party harmless against any and all liability, expense, loss or claim of damage or injury, made against such Credit Party by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loans and Collateral of Borrowers as herein provided, or (ii) such Credit Party’s relying on any instructions of the Borrower Agent, except that Borrowers will have no liability to the relevant Credit Party under this Section 10.19 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Credit Party, as the case may be.

Section 10.20         Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 10.21         Erroneous Payments.

(a)            If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.21 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)             it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Lender or Secured Party shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.21(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.21(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.21(a) or on whether or not an Erroneous Payment has been made.

(c)            Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)           (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments ) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Communications as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)            Subject to Section 10.4 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)            The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 10.21 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including any defense based on “discharge for value” or any similar doctrine.

(g)           Each party’s obligations, agreements and waivers under this Section 10.21 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 10.22         Excluded Subsidiary. The following terms and provisions shall be applicable to the Excluded Subsidiary:

(a)           subsequent to the Closing Date, Administrative Agent shall determine in its sole discretion whether to include the Excluded Subsidiary as a Loan Party for purposes of this Agreement and the Loan Documents;

(b)           Borrowers shall provide Administrative Agent with all information, documents and materials requested by Administrative Agent to enable Administrative Agent to make such determination;

(c)            Administrative Agent shall specify (i) the terms and conditions under which Administrative Agent is willing to include the Excluded Subsidiary as a Loan Party and (ii) whether the Excluded Subsidiary will become a “Borrower” or a “Guarantor”;

(d)           if Administrative Agent agrees to include the Excluded Subsidiary as a Loan Party, the Loan Parties will comply with (and cause the Excluded Subsidiary to comply with) all of the covenants set forth in Section 6.12 hereof as well as all other terms and conditions specified by Administrative Agent;

(e)           upon the satisfaction of all of the terms and conditions of Section 6.12 by the Excluded Subsidiary as well as any other conditions specified by Administrative Agent, the Excluded Subsidiary shall be a Loan Party and a Subsidiary of the Company for all purposes hereunder.

Article 11

LOAN GUARANTY

Section 11.1           Guaranty. Each Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any Borrower, any Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 11.2           Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Administrative Agent or any Lender to sue any Borrower, any Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 11.3           No Discharge or Diminishment of Loan Guaranty.

(a)            Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the occurrence of the Termination Date), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)           The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)            Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the occurrence of the Termination Date).

Section 11.4           Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Guarantor or any other Obligated Party, other than the occurrence of the Termination Date. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been paid in full. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

Section 11.5           Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Administrative Agent and the Lenders.

Section 11.6           Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Administrative Agent.

Section 11.7           Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 11.8           Termination. Each of the Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Guarantor. Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 11.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (m) of Article 8 hereof as a result of any such notice of termination.

Section 11.9           Taxes. Each payment of the Guaranteed Obligations will be made by each Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent or Lender receives the amount it would have received had no such withholding been made.

Section 11.10         Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

Section 11.11         Contribution.

(a)            To the extent that any Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Guarantor Payment and the occurrence of the Termination Date, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)           As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)            This Section 11.11 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 11.11 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)           The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e)            The rights of the indemnifying Guarantors against other Guarantors under this Section 11.11 shall be exercisable upon the occurrence of the Termination Date.

Section 11.12         Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article 11 is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 11.13         Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 11.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 11.13 constitute, and this Section 11.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Continued on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

EMCORE CORPORATION

By:	/s/ Jeffrey Rittichier
Name: Jeffrey Rittichier
Title: President and CEO

EMCORE SPACE & NAVIGATION CORPORATION

By:	/s/ Jeffrey Rittichier
Name: Jeffrey Rittichier
Title: President and CEO

WINGSPIRE CAPITAL LLC, as the Administrative Agent and a Lender

By:	/s/ John Rosin
Name: John Rosin
Title: President and COO